Subject to completion, dated December 28, 2012

Exhibit (a)(3)

CENTERLINE HOLDING COMPANY

100 Church Street

New York, New York 10007

January [●], 2013

Dear Shareholder:

Centerline Holding Company (“Centerline,” “we,” “us,” or “our”) intends to engage in a transaction that is structured to reduce the number of record holders of our common shares to fewer than 300, thereby enabling us to terminate the registration of (or “deregister”) our common shares under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend our duty to file periodic reports and other information with the Securities and Exchange Commission (the “SEC”) under Section 15(d) of the Exchange Act. This will eliminate the significant expense required to comply with the reporting and related requirements of being a public reporting company and is often referred to as a “going private” transaction. To accomplish our “going private” transaction, we will:

•	effectuate a reverse stock split, whereby each 5,000 of our common shares outstanding on the effective date of the reverse stock split will be converted into one whole common share and, in lieu of issuing any fractional shares to shareholders owning fewer than 5,000 pre-reverse stock split shares, make a cash payment equal to $0.07 per pre-reverse stock split share to such shareholders (the “Reverse Stock Split”); and

•	immediately following the Reverse Stock Split, effectuate a forward stock split of the common shares for persons who hold at least one common share after the Reverse Stock Split, whereby all post-Reverse Stock Split common shares held by such shareholders (including fractional shares) will be converted into a number of our common shares equal to such number of post-Reverse Stock Split common shares multiplied by 35 (the “Forward Stock Split”), make a cash payment equal to $0.07 per pre-Reverse Stock Split share to cash out any fractional shares resulting from the Forward Stock Split (the “Post-Forward Split Fractional Share Purchase” and, together with the Reverse Stock Split and the Forward Stock Split, the “Transaction”).

After careful consideration, our board of trustees of (our “Board”) has concluded that the costs associated with being a public reporting company are not justified by the benefits. After the Transaction and the subsequent deregistration of our common shares and suspension of our duty to file periodic reports and other information with the SEC, we will no longer be subject to the reporting and related requirements under the Exchange Act, and we will cease to file reports and information with the SEC, as more fully described in the accompanying Disclosure Statement.

Our Board has reviewed the Transaction and has determined that the Transaction is in the best interests of Centerline and is substantively and procedurally fair to the shareholders of Centerline, including shareholders who will be cashed-out as a result of the Transaction and shareholders who will continue to hold our common shares after the Transaction.

Under Delaware law and pursuant to our Third Amended and Restated Trust Agreement (our “Trust Agreement”), we may consummate the Transaction upon the adoption of a resolution by our Board. Delaware law and our Trust Agreement do not require us to obtain any vote or consent of our shareholders to consummate the Transaction. Accordingly, we are not seeking shareholder approval for the Transaction or the subsequent deregistration of our common shares and suspension of our duty to file periodic reports and other information with the SEC. Under Delaware law and our Trust Agreement, shareholders are not entitled to dissenters’ rights of appraisal in connection with the Transaction.

The accompanying Disclosure Statement contains details on the Transaction described in this letter, including important information concerning the Reverse Stock Split, the Forward Stock Split, the deregistration of our common shares and the suspension of our duty to file periodic reports and other information with the SEC. We strongly urge you to read the accompanying Disclosure Statement, carefully and in its entirety.

Although our Board has approved the Reverse Stock Split, the Forward Stock Split, the subsequent deregistration of our common shares and the suspension of our duty to file periodic reports and other information with the SEC, our Board reserves the right to abandon, postpone or modify any of the foregoing at any time before they are consummated for any reason.

By Order of the Board of Trustees

Robert L. Levy
President and Chief Operating Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DISCLOSURE STATEMENT OR THE RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

DISCLOSURE STATEMENT

CENTERLINE HOLDING COMPANY
100 Church Street
New York, NY 10007

Centerline Holding Company, a statutory trust created under the laws of Delaware (“Centerline,” “we,” “us,” or “our”), is furnishing this disclosure statement (this “Disclosure Statement”) to its shareholders pursuant to and in accordance with the requirements of Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13e-3 under the Exchange Act, in connection with Centerline’s plan to effect a reverse stock split of our common shares, no par value (“common shares”), with a view to reducing the number of record holders of our common shares to fewer than 300 and subsequently terminating the registration of our common shares under Section 12(g) of the Exchange Act and suspending our duty to file periodic reports and other information with the Securities and Exchange Commission (the “SEC”) under Section 15(d) of the Exchange Act, after which Centerline will no longer be subject to the public reporting obligations under federal securities laws, thereby “going private.” The reverse stock split will be followed by a forward stock split as further described in this Disclosure Statement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DISCLOSURE STATEMENT OR THE RELATED SCHEDULE 13E-3 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY CENTERLINE. ALL SHAREHOLDERS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY BEFORE MAKING ANY DECISION IN RESPECT OF OUR COMMON SHARES.

Centerline may not consummate the reverse stock split described in this Disclosure Statement until 20 days after the date on which it first mails this Disclosure Statement to shareholders.

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this Disclosure Statement about the proposed Transaction. This summary term sheet may not contain all of the information that is important to you. For a more complete description of the Transaction, you should carefully read this Disclosure Statement in its entirety. For your convenience, we have directed your attention to the location in this Disclosure Statement where you can find a more complete discussion of each item listed below.

As used in this Disclosure Statement, the term “Transaction” refers, collectively, to the Reverse Stock Split, the Forward Stock Split and the Post-Forward Split Fractional Share Purchase, each as discussed below.

The Transaction is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to, and, if completed, will enable us to, terminate the registration of (or “deregister”) our common shares under Section 12(g) of the Exchange Act and suspend our duty to file periodic reports and other information with the SEC under Section 15(d) of the Exchange Act. In connection with the Transaction, we have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3.

•	Reverse Stock Split. We will effect a reverse stock split of our common shares, whereby each 5,000 of our common shares outstanding as of the effective date of the reverse stock split will be converted into one whole common share and, in lieu of issuing any fractional shares to shareholders owning fewer than 5,000 pre-reverse stock split shares, we will make a cash payment equal to $0.07 per pre-reverse stock split share (the “Cash-Out Price”) to such shareholders (the “Reverse Stock Split”). Accordingly, shareholders owning fewer than 5,000 pre-Reverse Stock Split shares (“Discontinued Shareholders”), will have no further interest in Centerline, will no longer be shareholders of Centerline and instead will be entitled to receive only the Cash-Out Price of $0.07 multiplied by the number of pre-Reverse Stock Split shares owned by them. The fractional shares purchased by Centerline will be cancelled and returned to the status of authorized but unissued shares. See “Special Factors—Material Terms” and “Special Factors—Structure of the Transaction” beginning on pages 10 and 18, respectively.

•	Forward Stock Split. Immediately following the Reverse Stock Split, we will effect a forward stock split for those shareholders who hold at least one whole common share after the Reverse Stock Split (“Continuing Shareholders”) by converting all post-Reverse Stock Split shares held by such shareholders (including fractional shares) into a number of our common shares equal to such number of post-Reverse Stock Split shares multiplied by 35 (the “Forward Stock Split”), and we will make a cash payment equal to $0.07 per pre-Reverse Stock Split share to cash out any fractional shares resulting from the Forward Stock Split (the “Post-Forward Split Fractional Share Purchase”). See “Special Factors—Material Terms” and “Special Factors—Structure of the Transaction” beginning on pages 10 and 18, respectively.

•	Purpose of the Transaction. The primary purpose of the Transaction is to reduce the number of record holders of our common shares to fewer than 300, thereby allowing us to “go private.” We would do so by filing a Certificate of Termination of Registration (SEC Form 15) with the SEC under the Exchange Act as soon as possible after consummation of the Transaction so that we would no longer be required to file annual, quarterly or current reports or comply with the SEC’s proxy rules. See “Special Factors—Purpose and Reasons for the Transaction” beginning on page 10.

•	Shareholder Approval of Transaction is Not Required. The Transaction is structured so that we can consummate the Reverse Stock Split and the Forward Stock Split without the need to obtain shareholder approval under Delaware law. The shareholders of Centerline previously approved amendments to our Third Amended and Restated Trust Agreement (our “Trust Agreement”) granting our board of trustees (our “Board”) the sole power to approve and implement the Transaction. See “Special Factors—Fairness of the Transaction” and “Other Matters Related to the Transaction—Shareholder Approval Not Required” beginning on pages 14 and 21, respectively.

•	Fairness of the Transaction. Our Board has reviewed the Transaction and has unanimously determined that the Transaction is in the best interests of Centerline and is substantively and procedurally fair to the shareholders of Centerline, including Discontinued Shareholders, who will be cashed-out as a result of the Transaction, and Continuing Shareholders who will continue to hold our common shares after the Transaction. In connection with its review, our Board did not retain any financial advisors or receive any report, opinion or appraisal from an outside party as to the value of our common shares or the fairness of the Transaction to our shareholders. See “Special Factors—Fairness of the Transaction” beginning on page 14.

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•	Effects of the Transaction. Following the completion of the Transaction, each Continuing Shareholder, including affiliates and members of management owning our common shares, will own a larger percentage of our outstanding common shares than such shareholder held prior to the Transaction. We currently have no intention to change our business operations as a result of the Transaction, or to engage in any extraordinary transactions, such as a merger or sale of assets as a result of the Transaction. However, we are continuing to explore raising capital to help pay down our debt and/or provide us with growth capital. The Transaction will eliminate our ability to be quoted on the Financial Industry Regulatory Authority’s (“FINRA”) Over-the-Counter Bulletin Board, and upon completion of the Transaction, our common shares will only be able to be quoted on the privately-operated OTCPink marketplace quotation system, which could further reduce the liquidity of our common shares. “Special Factors—Effects of the Transaction” and “Centerline Information—Security and Voting Ownership of Certain Beneficial Owners and Management” beginning on pages 11 and 25, respectively.

•	Timing of the Transaction. The effective date of the Reverse Stock Split will be [●], 2013 or such later date as determined by our Board. In general, Centerline may not consummate the Reverse Stock Split until 20 days after the date on which it first mails this Disclosure Statement to its shareholders. The effective date of the Forward Stock Split will be [●], 2013 immediately following the Reverse Stock Split, or such later date as determined by our Board. See “Special Factors—Effects of the Transaction” beginning on page 11.

•	Source of Funds. The total amount of funds necessary to make cash payments to shareholders in connection with the Transaction and for related expenses is estimated to be approximately $1.35 million. The funds for the Transaction will come from our currently available cash. See “Other Matters Related to the Transaction—Source and Amounts of Funds” beginning on page 23.

•	Tax Consequences. A shareholder who receives no cash payment as a result of the Transaction generally will not recognize any gain or loss for federal income tax purposes. A shareholder who receives a cash payment for a fractional share of our common shares as a result of the Transaction and who does not continue to hold our shares directly or indirectly immediately following the Transaction generally will recognize capital gain or loss for federal income tax purposes (so long as the shareholder holds our common shares as a capital asset) equal to the difference between the cash received for our common shares and the aggregate adjusted tax basis in such common shares. The specific federal income tax consequences to a shareholder will depend on the particular circumstances of such shareholder. See “Other Matters Related to the Transaction—Material U.S. Federal Income Tax Consequences” beginning on page 21. You are urged to consult with your own tax advisor regarding the tax consequences of the Transaction in light of your own particular circumstances.

•	Payment and Exchange of Shares. As soon as practicable after the Transaction, we will cause to be sent to each shareholder owning fewer than 5,000 pre-Reverse Stock Split shares an instruction letter describing the procedure for surrendering stock certificates in exchange for the cash payment. Upon receipt of properly completed documentation and stock certificates, each Discontinued Shareholder will be entitled to receive the cash payment, without interest, from the exchange agent. See “Special Factors—Structure of the Transaction—Exchange of Certificates for Cash Payment for Discontinued Stockholders” beginning on page 18. After the Transaction, stock certificates of each Continuing Stockholder will be deemed to represent the number of whole common shares held by the Continuing Stockholder as a result of the Transaction. To extent a Continuing Stockholder holds fractional shares immediately after the Forward Stock Split, that Continuing Stockholder will be entitled to receive a cash payment for those fractional shares from the exchange agent at the Cash-Out Price. See “Special Factors—Structure of the Transaction—Stock Certificates of Continuing Shareholders; Post-Forward Split Fractional Share Purchase; Post-Forward Split Fractional Share Purchase” beginning on page 18.

•	No Appraisal or Dissenters’ Rights. No appraisal or dissenters’ rights are available to our shareholders who dissent from the Transaction under Delaware law, our Trust Agreement or our bylaws. See “Other Matters Related to the Transaction—No Appraisal or Dissenters’ Rights” beginning on page 21.

•	Reservation. Our Board retains the right to abandon, postpone or modify the Transaction and the subsequent deregistration of our common shares under the Exchange Act and suspension of our duty to file periodic reports and other information with the SEC thereunder if it determines that it is not in the best interest of Centerline and our shareholders. See “Special Factors—Reservation” beginning on page 20.

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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This Disclosure Statement contains certain statements that are “forward-looking statements.” Those statements may include statements regarding the intent, belief or current expectations of Centerline or its officers with respect to: (i) Centerline’s strategic plans and ability to complete and benefit from the Transaction; (ii) the expenses associated with the Transaction and the subsequent deregistration of our common shares under the Exchange Act and suspension of our duty to file periodic reports and other information with the SEC thereunder; (iii) the reduction in expenses that will result from our no longer being a public company; (iv) the number of shareholders of record following the Transaction; (v) the number of common shares that will be beneficially owned by our officers, directors and greater than 5% shareholders following the transaction and (v) Centerline’s financial condition, results of operations, capital resources and business prospects following the Transaction. These forward-looking statements are based on a number of assumptions, including assumptions relating to the number of Discontinued Shareholders, and currently available information including only limited information regarding the number of shares held by each person that holds our common shares in “street name,” and are subject to a variety of risks and uncertainties. Although Centerline believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There is no assurance that the forward-looking statements contained in this Disclosure Statement will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by Centerline that its objectives will be achieved. The “safe-harbor” provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act do not apply to forward-looking statements made in connection with going-private transactions.

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QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Following are some questions about the Transaction and the related transactions that may be raised by our shareholders, and answers to each of those questions. The answers to the questions below may not include all the information that is important to you. You are urged to read carefully the entire Disclosure Statement.

Q: What are some of the advantages of the Transaction?

A: Our Board believes that the Transaction may have the following advantages, among others:

•	We will be able to terminate the registration of our common shares under the Exchange Act, which will eliminate the significant tangible and intangible costs of our being a registered, reporting company, with cost savings estimated to be between $2.0 million and $2.5 million before taxes annually.

•	Management will not have the burdens associated with being a registered, reporting company and will be able to devote more time to our operations.

•	Unaffiliated shareholders will have some ability to either buy or sell shares in order to determine whether to remain as shareholders or to be cashed out.

•	Shareholders holding less than 5,000 shares will be able to liquidate their position at a price determined by our Board to be the fair value of our common shares without paying any brokerage fees, commissions, or transaction costs, which may be significant in relation to or greater than the market value of such shareholders’ holdings.

See the information under the captions “Special Factors—Purpose and Reasons for the Transaction” in this Disclosure Statement.

Q: What are some of the disadvantages of the Transaction?

A: Our Board believes that the Transaction may have the following disadvantages, among others:

•	Shareholders owning fewer than 5,000 common shares will not have an opportunity to liquidate their shares at a time and for a price of their choosing following effectiveness of the Transaction. Instead, these shareholders will be cashed out, will no longer be shareholders of Centerline and will not have the opportunity to participate in or benefit from any future potential appreciation in our value.

•	Shareholders holding our common shares following the Transaction will no longer have readily available to them all of the information regarding our business operations and financial results that is currently available in our filings with the SEC.

•	The trading volume of our common shares may decline after the transaction and it may be more difficult for our shareholders to buy or sell our common shares.

•	It will be more difficult for us to access the public capital markets to raise capital, and we will have reduced flexibility to use securities in attracting and retaining executives and other employees and decreased ability to use stock to acquire other companies.

•	Our shareholders will no longer have the protections provided by the liability provisions of the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to Centerline and our directors, officers and major shareholders, including the short-swing profit disgorgement provisions of Section 16(b) of the Exchange Act, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13 of the Exchange Act.

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•	Our officers, directors and major shareholders will no longer be subject to the reporting obligations regarding their ownership of our common shares imposed by Section 16(a) of the Exchange Act and the Sarbanes-Oxley Act.

•	We will incur costs associated with the Transaction, which are expected to total between $1.35 million and $1.65 million.

•	There is the potential for renewed applicability of public reporting requirements if continuing shareholders transfer stock in a manner that results in more than 300 record holders.

•	The Transaction may be taxable for cashed Discontinued Shareholders.

See the information under the caption “Special Factors—Effects of the Transaction—Potential Disadvantages of the Transaction to Shareholders” in this Disclosure Statement.

Q: What are some of the factors that our Board considered in recommending approval of the Transaction?

A: In addition to the advantages and disadvantages described above, our Board considered numerous factors in recommending approval of the Transaction, including:

•	The fact that a large number of our shareholders hold, in aggregate, a small percentage of our outstanding common shares.

•	The fact the $0.07 per share price represents premiums to the closing sales price of our common shares on December 27, 2012 (the last trading day prior to first public disclosure of the Transaction) and the 30-day, 60-day, 90-day and 180-day volume-weighted average price of our common shares as of December 27, 2012.

•	The fact that there has been only a limited and inconsistent public trading market for our common shares.

•	The fact that a substantial number of our shareholders will have an opportunity to liquidate their holdings at a price of $0.07 per share pursuant to the Reverse Stock Split without any brokerage fees, commissions or transaction costs.

•	Our Board believes that reducing the costs associated with being a public company is in the best interest of Centerline and its shareholders.

For a more comprehensive review of the factors considered by our Board, see the information under the caption “Special Factors” in this Disclosure Statement.

Q: How did our Board determine the Reverse Stock Split ratio of 1-for-5,000? Could our Board determine that a different ratio should be used for the reverse split?

A: Our Board approved a ratio for the reverse split of 1-for-5,000 in order to reduce our beneficial holders to a number sufficiently below 300 that we would be unlikely, in the future, to inadvertently increase our record holder base to 300 or more, and thus be required to once again file periodic reports and other information with the SEC. Our Board may at any time prior to the effectiveness of the Reverse Stock Split determine to use a different ratio if it determines that it is necessary to reduce the number of our record holders in order to effect the deregistration of our common shares under the Exchange Act and the suspension of our duty to file periodic reports and other information with the SEC or otherwise is in the best interests of our unaffiliated shareholders to do so. If our Board alters the ratio, we will provide you with notice through an amendment to this Disclosure Statement.

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Q: What are the interests of our directors and executive officers in the Transaction?

A: As a result of the Transaction, we estimate that our directors and executive officers and their affiliated entities will increase their collective beneficial ownership of our common shares from approximately 0.226% to 0.235%. See the information under the caption “Other Matters Related to the Transaction—Potential Conflicts of Interest” in this Disclosure Statement.

Q: What are the interests of C-III Capital Partners LLC in the Transaction?

A: C-III Capital Partners LLC, an entity controlled by Andrew L. Farkas (“C-III”), together with its affiliates, beneficially owns approximately 40.0% of our common shares and controls approximately 38.7% of the voting power of our common shares. As a result of the Transaction, C-III’s beneficial ownership and voting power will increase to 41.6% and 40.1%, respectively.

Q: How will the Transaction affect the day-to-day operations of Centerline?

A: The Transaction will have very little effect on Centerline’s business and operations, except to reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings, and may therefore enable management to increase its focus on managing our business and growing shareholder value. See the information under the caption “Special Factors—Effects of the Transaction” in this Disclosure Statement.

Q: Should I send in my stock certificates now, and how will payment for shares be effected?

A: When the Transaction becomes effective:

•	If you are a holder of at least 5,000 common shares, the number of common shares you hold will first be divided by 5,000 in the Reverse Stock Split and will subsequently be multiplied by 35 in the Forward Stock Split, and you will receive a cash payment of $0.07 per pre-Reverse Stock Split share to cash out any fractional shares resulting from the Forward Stock Split. For example, if you hold 5,010 common shares prior to the Reverse Split, you will hold 1.002 common shares after the Reverse Split, you will hold 35.07 shares immediately after the Forward Stock Split, and you will receive a cash payment of $0.70 for your 0.07 fractional shares in the Post-Forward Split Fractional Share Purchase, leaving you holding 35 common shares after the Transaction. You will not need to take any immediate action, including exchanging or returning any existing stock certificates, which will represent 35 common shares.

•	If you are a holder of fewer than 5,000 common shares, you will receive a cash payment of $0.07 per pre-Reverse Stock Split share. As soon as practicable after the Transaction, you will be notified and asked to surrender your stock certificates. Upon receipt of a properly completed letter of transmittal and your stock certificates, you will receive your cash payment within approximately seven to ten business days.

See the information under the caption “Special Factors—Structure of the Transaction—Exchange of Certificates for Cash Payment” in this Disclosure Statement.

Q: What if I hold common shares in “street name”?

A: If you hold common shares in “street name,” then your broker, bank or other nominee is considered the shareholder of record with respect to those shares and not you. We intend to treat shareholders holding our common shares in street name through a nominee (such as a broker, bank or other nominee) in the same manner as shareholders whose shares are registered in their own name. Accordingly, if you hold 5,000 or more common shares in street name you will remain a shareholder after consummation of the Transaction. On the other hand, if you hold fewer than 5,000 common shares in street name it is intended that you receive cash for your shares. However, it is also possible that the bank, broker or other nominee also holds shares for other beneficial owners of our common shares and that it may hold 5,000 or more common shares in such capacity in the aggregate. Therefore, depending upon your nominee’s procedures, your nominee may not be obligated to treat the Transaction as affecting its beneficial holders’ shares and you may not receive cash for your fractional interests. If you hold fewer than 5,000 common shares in street name, we encourage you to contact your bank, broker or other nominee directly as soon as possible so that arrangements can be made, if necessary, to register your holdings to ensure that you receive the cash payment of $0.07 per pre-Reverse Stock Split share. See the information under the caption “Special Factors—Effects of the Transaction” in this Disclosure Statement.

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Q: What if I hold 5,000 or more common shares in the aggregate through multiple brokerage or record accounts or a combination of brokerage and record accounts, each with fewer than 5,000 shares?

A: We do not intend to pay cash to holders of 5,000 or more common shares in the aggregate. If you hold a total of 5,000 or more common shares divided up among multiple brokerage and/or record accounts, each with fewer than 5,000 shares, we urge you to contact your bank, broker or other nominee immediately to make arrangements to register and/or consolidate your holdings or take such other steps as may be necessary to avoid having your shares cashed out, to the extent you would like to retain your interest in Centerline. See the information under the caption “Special Factors—Effects of the Transaction” in this Disclosure Statement.

Q: What information will I be able to get about Centerline if I continue to hold shares after the Transaction?

A: After the Transaction, we intend to provide the minimum amount of information required by Rule 15c2-11 under the Exchange Act to allow a market maker to initiate quotations in our common shares so that they may be quoted in the OTCPink marketplace. However, there is no requirement that we do so, and we may discontinue providing this information at any time. We do not intend, but may in our discretion elect, to distribute press releases for material and other events. We will continue to hold shareholder meetings as required under Delaware law, our Trust Agreement and our bylaws, including annual meetings, or to take actions by written consent of our shareholders in lieu of meetings. See the information under the caption “Special Factors—Effects of the Transaction—Effects of the Transaction on Our Shareholders” in this Disclosure Statement.

Q: What is the estimated maximum cost to cash out fractional shares?

A: Upon consummation of the Transaction, a maximum of approximately $1.5 million will be required to cash-out fractional shares as part of the Transaction. However, the amount actually paid in connection with the Transaction could be less depending on how many shares we are actually required to cash-out upon consummation of the Transaction, which will depend in part on whether shareholders who presently own less than 5,000 shares buy additional shares in order to remain shareholders following the Transaction and whether shareholders who presently own 5,000 or more shares sell shares in order to participate in the cash-out. See the information under the caption “Other Matters Related to the Transaction—Source and Amounts of Funds” in this Disclosure Statement.

Q: At what prices has our stock traded recently?

A: As of the date of this Disclosure Statement, our common shares were quoted on FINRA’s OTC Bulletin Board and in the privately-operated OTCQB marketplace. On December 27, 2012 (the last trading date prior to the first public disclosure of the Transaction) the closing price of our common shares on FINRA’s OTC Bulletin Board was $0.063. Following the initial filing of this Disclosure Statement with the SEC on December 28, 2012, through the date of this Disclosure Statement, the closing price of our common shares has ranged between $[●] and $[●] per share. See the information under the caption “Centerline Information—Company Securities” in this Disclosure Statement.

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Q: Am I permitted to trade my stock prior to the Transaction?

A: Shareholders are not prohibited from or restricted in trading their shares prior to the Transaction. However, the price of our common shares is volatile, in part because of the low volume of trading. This volatility may increase due to the announcement of the Transaction. See the information under the caption “Special Factors—Effects of the Transaction” in this Disclosure Statement.

Q: Where can I find more information about Centerline?

A: We have filed certain information with the SEC. This information is available on the SEC’s website at www.sec.gov. See the information under the caption “Where You Can Find Additional Information” in this Disclosure Statement. In addition, please see the information under the caption “Centerline Information.”

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SPECIAL FACTORS

Background of the Transaction

On November 21, 2011, Mr. Levy informed our Board’s Oversight Committee, an independent committee of our Board (our “Oversight Committee”), consisting of trustees Jerome Y. Halperin, Robert L. Loverd and Robert A Meister and former trustee Thomas W. White, each of whom is (or was, in the case of Mr. White) independent under the rules of the New York Stock Exchange, about the current state of discussions with the lenders under our Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 5, 2010 (as subsequently amended, the “Credit Agreement”), with the guarantors listed on Schedule 1 thereto, the Lenders named therein (the “Lenders”) and Bank of America, N.A. as issuing bank and as administrative agent (the “Administrative Agent”), to address our leverage and continuing inability to satisfy the Credit Agreement’s Consolidated EBITDA to Fixed Charges Ratio, which required that we obtain a waiver of non-compliance with the Credit Agreement. Mr. Levy also advised the Oversight Committee that the Lenders had obtained a financial advisor to assist in their evaluation of our financial condition and capital structure and any restructuring proposals presented to them. The Oversight Committee unanimously determined that Centerline should retain its own financial advisor.

On December 8, 2011, our Board held a meeting during which it consulted with a representative of Paul Hastings LLP (“Paul Hastings”), outside corporate counsel to Centerline, and a representative of Rothschild Inc. (“Rothschild”) concerning our discussions with the Lenders and potential strategic alternatives available to Centerline as we sought solutions to the leverage in our capital structure, including alternatives potentially involving the participation of C-III.  Rothschild had served as Centerline’s financial advisor in connection with our 2010 restructuring.

On December 9, 2011, our Board held a telephonic meeting and determined to retain Rothschild to act as financial advisor to Centerline and the Oversight Committee having determined the committee would benefit from the knowledge and insight Rothschild had developed in connection with our 2010 restructuring.

On December 28, 2011 our Board held a telephonic meeting during which a representative of Rothschild outlined a potential process pursuant to which it would seek indications of interest from a discrete number of third parties, including C-III, that might be interested in purchasing or investing capital in Centerline (the “Third Party Process”) and pursuing a restructuring of the outstanding Credit Agreement debt.

During the period commencing in December 2011 through February 2012, Rothschild solicited various third parties, including C-III, with respect to an array of strategic alternatives involving raising new and potentially dilutive capital as well as operating business unit and other asset sales.  None of these solicitations resulted in firm indications of interest, but did show that the third parties viewed our enterprise value at a significant discount to the enterprise value implied by the Transaction.  At the same time, our management had undertaken a review of our business and operations to determine whether there were opportunities to achieve cost savings that would improve our results of operations and financial condition.  As part of this assessment, management studied the cost savings that would be achieved by “going private.”

On February 27, 2012, there was a joint meeting of the Oversight Committee and our Board, at which representatives of management, Rothschild and Paul Hastings were also present. During the meeting, management presented information relating to the potential cost savings of “going private.” After this presentation, our Oversight Committee and our Board unanimously approved the deregistration of unsold shares on our existing registration statements filed with the SEC under the Securities Act to facilitate Centerline potentially “going private” by deregistering and suspending our reporting obligations under the Exchange Act later in 2012.

We have continued to be unable to comply with the covenants in the Credit Agreement and have had to obtain waivers of our noncompliance with the Credit Agreement’s Consolidated EBITDA to Fixed Charges Ratio with respect to the quarters ended December 31, 2011, March 31, 2012, June 30, 2012, September 2012 as well as waivers of our noncompliance with the Credit Agreement's Total Debt to Consolidated EBITDA Ratio for the quarters ended June 30, 2012 and September 30, 2012.  By June 2012, the Third Party Process had not produced a satisfactory proposal that our management and Rothschild believed could produce an executable transaction.  Having received direction from the Oversight Committee, our management and Rothschild then commenced a series of discussions with the Lenders aimed at obtaining material amendments to our Credit Agreement and a restructuring of our debt.  The Lenders indicated their willingness to discuss proposed amendments to the Credit Agreement that would allow us to expend the capital necessary to go private and complete the Transaction.

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On January [●], 2013, the Board met to review the proposed Credit Agreement amendments and authorized management to continue to pursue a going private transaction.

On January [●], 2013, the Board discussed and approved the terms of the Transaction.

Material Terms

Our Board has authorized the Reverse Stock Split, in order to reduce the number of record holders of our common shares to fewer than 300. As a result of the Reverse Stock Split, Discontinued Shareholders (i.e., those holding fewer than 5,000 pre-Reverse Stock Split shares as of the effective date of the Reverse Stock Split) will have no further interest in Centerline, will no longer be shareholders of Centerline and will become entitled to receive only a cash payment equal to the Cash-Out Price of $0.07 multiplied by the number of pre-Reverse Stock Split shares owned by them. Continuing Shareholders (i.e. those holding 5,000 or more pre-Reverse Stock Split shares as of the effective date of the Reverse Stock Split) will continue to be shareholders of Centerline after the Reverse Stock Split, and their post-Reverse Stock Split shares (including fractional shares) will thereafter be subject to the Forward Stock Split.

As a result of the Reverse Stock Split (but without giving effect to the Forward Stock Split), we anticipate that the number of our common shares issued and outstanding will be reduced from 349,165,831 (the number outstanding as of December 27, 2012) to approximately 67,200.

As a result of the Forward Stock Split (and after giving effect to the completion of the proposed acquisition of fractional shares from Discontinued Shareholders), the number of shares of our common shares issued and outstanding will increase on a similar basis. We anticipate that the number of our common shares issued and outstanding will be increased from approximately 67,200 to approximately 2.4 million pursuant to the Forward Stock Split.

We estimate that the total cash to be paid to Discontinued Shareholders will be approximately $1.2 million. In addition, the expenses incurred to effect the Transaction are estimated to be $150,000. These expenses are expected to be paid out of our currently available cash. The fractional shares acquired in the Transaction will be cancelled and returned to the status of authorized but unissued common shares.

We intend to file with the SEC a Form 15 to deregister our common shares as soon as practicable after the consummation of the Transaction. Upon the filing of the Form 15, our obligation to file periodic and current reports (i.e., Forms 10-K, 10-Q and 8-K) under the Exchange Act will be immediately suspended. Deregistration of our common shares will be effective 90 days after filing of the Form 15. During the 90 days prior to the effectiveness of the deregistration of our common shares, we will remain subject to the proxy solicitation rules under Section 14 of the Exchange Act, and our shareholders will remain subject to the beneficial ownership reporting and short swing profit disgorgement rules under Section 16 of the Exchange Act, as well as the beneficial ownership reporting rules under Section 13 of the Exchange Act. Upon deregistration of our common shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act or again have record holders of our common shares in excess of 300 on the first day of a subsequent fiscal year.

Centerline can consummate the Reverse Stock Split without the need to obtain shareholder approval under Delaware law because our shareholders previously approved changes to Centerline’s Trust Agreement granting our Board the sole power to approve and implement the Transaction by the adoption of a resolution.

Purpose and Reasons for the Transaction

The purpose of the Transaction is to reduce the number of record holders of our common shares to fewer than 300, thereby enabling us to deregister our common shares under the Exchange Act and suspend our duty to file periodic reports and other information with the SEC thereunder. This will enable us to terminate Centerline’s status as a public reporting company with the SEC and reduce the financial costs and administrative burdens incurred with respect to such status.

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Our Board believes that the costs of being a public reporting company currently outweigh the benefits of being a public reporting company and, thus, that it is no longer in the best interests of Centerline or its shareholders, creditors, or other stakeholders, including unaffiliated shareholders, for Centerline to remain a public reporting company.

The trading price of our common shares has significantly declined since 2006, from a high of $22.65 during the quarter ended March 31, 2006 to a low of $0.04 on September 11, 2012. The current trading price of our common shares together with our significant debt levels would make using our common shares as a vehicle to raise capital or to provide acquisition consideration practically impossible.

In addition, the legal requirements of being a public reporting company create large administrative and financial costs for us. If we cease to be subject to the reporting requirements under the Exchange Act, we estimate that our savings will be between $2.0 million and $2.5 million per year, including, legal, accounting and printing fees attributable to complying with such reporting requirements. We believe that these financial resources and time devoted to ongoing reporting could more effectively be devoted to other purposes. The going private transaction will also allow our management and employees to devote more time and effort to improving our operations by eliminating the time spent complying with our financial reporting requirements under the Exchange Act and managing shareholder relations.

In light of these factors, our Board reasonably believes that Centerline should go private through the Reverse Stock Split. We believe that we will reduce our expenses since we will no longer need to incur those costs associated with compliance with the reporting requirements of a public company.

The Reverse Stock Split will also provide the shareholders with a very efficient way to cash out their investment because it is unlikely that their shares can be sold on the OTC Bulletin Board or in the OTCQB marketplace at the Cash-Out Price.  The trading volume in our common shares has been, and continues to be, limited. The average daily trading volume of our common shares over the twelve-month, six-month and three-month periods ended December 27, 2012 was approximately 105,036, 72,809 and 83,316 shares, respectively. The Cash-Out Price of $0.07 per share held prior to the Reverse Stock Split represents a premium of 11.1% over the closing sales price of our common shares on December 27, 2012 (the last trading day prior to the first public disclosure of the Transaction) and a premium of 0.14% over the 30-day volume-weighted average price of our common shares as of December 27, 2012. Additionally, shareholders with small holdings would likely incur brokerage fees that are disproportionately high relative to the market value of our common shares if they sold their shares in the market.

Effects of the Transaction

Effects of the Transaction on Centerline

After the Transaction is completed, the number of record shareholders of our common shares will be reduced to below 300, which will enable us to deregister our common shares under the Exchange Act and suspend our duty to file periodic reports and other information with the SEC thereunder, which will substantially reduce the information required to be furnished by us to the public, including our shareholders. We will cease to file annual, quarterly, current, and other reports and documents with the SEC, and shareholders will cease to receive annual reports and proxy statements.

We intend to apply for deregistration of our common shares and suspension of our duty to file periodic reports and other information as soon as practicable following completion of the Transaction. See “—Purpose and Reasons for the Transaction.” However, our Board reserves the right, in its discretion, to abandon, postpone or modify the Transaction prior to the effective date of the Reverse Stock Split if it determines that doing so is in our best interests and the best interests of our shareholders. See “—Reservation.”

Other than as described in this Disclosure Statement, neither Centerline nor its management has any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell or transfer any material amount of Centerline’s assets; change the composition of our Board or management; change materially our indebtedness or capitalization; or otherwise effect any material change in Centerline’s corporate structure or business. However, we are continuing to explore raising capital to help pay down our debt and/or provide us with growth capital.

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After the Reverse Stock Split has been consummated, we may, from time to time, repurchase shares of our common shares in privately negotiated sales or in other transactions. The timing and price of any such repurchase would depend on a number of factors, including our financial condition, operating results, and our cash and other resources at the time. In addition, we may, at our option at various times in the future, repurchase our common shares, or utilize other methods, to ensure that the number of record holders of our common shares remains less than 300 under applicable SEC rules. We cannot predict the likelihood, timing or prices of such purchases or other events, if any.

Pursuant to the terms of our Trust Agreement, the Forward Stock Split will result in an automatic increase in the number of our authorized shares from 800,000,000 to 28,000,000,000. Immediately following the Forward Stock Split, our Board will amend our Trust Agreement to reduce the number of our authorized shares to 150,000,000.

Effects of the Transaction on Our Shareholders

When the Transaction is consummated, Discontinued Shareholders (those owning fewer than 5,000 pre-Reverse Stock Split shares) will no longer have any equity interest and will not participate in our future earnings or any increases in the value of our assets or operations. Only our Continuing Shareholders will benefit from any future increase in our earnings. The Continuing Shareholders will continue to have an equity interest in Centerline after the Transaction and will own common shares, the liquidity of which may be severely restricted.

Once we terminate the registration of our common shares and suspend our duty to file periodic reports and other information with the SEC, our common shares will only be allowed to be quoted in the privately-operated OTCPink marketplace, which may further limit its liquidity because many brokers do not trade securities listed in the OTCPink marketplace. For our common shares to be quoted in the OTCPink marketplace, it is necessary that one or more broker-dealers files the requisite form with FINRA and acts as a market maker and sponsors our common shares in the OTCPink marketplace. Trading in the OTCPink marketplace is subject to our making available the minimum amount of information required by Rule 15c2-11 under the Exchange Act to allow a market maker to initiate quotations in our common shares. Following the consummation of the deregistration of our common shares under the Exchange Act and the suspension of our duty to file periodic reports and other information with the SEC, we intend to make available the minimum information requirements of Rule 15c-2-11 under the Exchange Act. However, the amount of information required to be disclosed under Rule 15c2-11 is significantly less than the amount of information Centerline currently publicly files with the SEC as a company with a class of securities registered under the Exchange Act. In light of the absence of current information about us that will be filed with the SEC after the Transaction, there can be no assurance that any broker-dealer will be willing to act as a market maker in our common shares.

Discontinued Shareholders will, following the Transaction, have their pre-Reverse Stock Split shares cancelled and converted into the right to receive a cash payment. As soon as practicable after the effective date of the Reverse Stock Split, we will send these shareholders a letter of transmittal with instructions as to how such shareholders will be paid the cash payment. The letter of transmittal will include instructions on how to surrender stock certificates. Continuing Shareholders will not receive any cash payment for their whole or fractional shares resulting from the Reverse Stock Split or their whole shares resulting from the Forward Stock Split.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares. Your broker or other nominee is considered, with respect to those shares, the shareholder of record. Although the Transaction is designed to reduce the number of shareholders of record, we intend to treat shareholders holding common shares in street name held through a broker or other nominee in the same manner as shareholders whose shares are registered in their names for purposes of the Transaction. Nominees will be instructed to effect the Transaction for their beneficial owners. However, nominees may have different administrative procedures with respect to how they communicate with beneficial owners, and shareholders owning shares in street name should contact their nominee(s).

Based on information available to us as of the date of this Disclosure Statement, we estimate that the Transaction will reduce the number of record holders of our common shares from 2,508 to 182. Centerline’s rationale for applying the Reverse Stock Split ratio of 5,000-to-one to all shareholders is that if a large enough number of holders holding in street name remained following the Transaction, and thereafter became shareholders of record, Centerline could again become subject to reporting obligations under Sections 15(d) or 12(g) of the Exchange Act. By reducing the number of shareholders of record well below 300 and reducing the number of holders holding in street name, we believe we have sufficiently limited the risk of having to re-commence filing reports with the SEC and to re-register under the Exchange Act.

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Effects of the Transaction on Executive Officers, Directors and Greater than 5% Holders

For information regarding the voting ownership percentage before and after the Transaction of each of our named executive officers, our directors and persons that beneficially own greater than 5% of our common shares, see “Centerline Information—Security and Voting Ownership of Certain Beneficial Owners and Management.”

Pursuant to Section 16(a) of the Exchange Act, directors, executive officers, and 10% shareholders of companies who have shares registered under the Exchange Act are required to report changes in their respective beneficial ownership of such shares to the SEC. Such insiders are required to file an initial Form 3 showing their respective beneficial holdings within 10 days after becoming subject to Section 16(a). Thereafter, a reporting insider is generally required to file a report on Form 4 within two business days following most acquisitions and dispositions of company shares by the insider. As a related deterrent to improper trading on inside information, insiders are also subject to the so-called short-swing profit disgorgement requirements of Section 16(b) of the Exchange Act. In general, these requirements mandate the disgorgement by an insider of any paper profit realized on a purchase and a sale of company stock which occur within a six-month period. Transactions are generally paired so as to match the lowest purchase price and the highest sale price within the six-month period, thus extracting the maximum “profit” from the insider on the transaction or transactions. If Centerline declines to press a claim for disgorgement, a claim for recovery of profit may be asserted by any shareholder on behalf of Centerline. In addition to the effects of the Transaction on shareholders generally, when we complete the Transaction and deregister our common shares, our insiders will no longer be required to comply with these requirements.

Pursuant to Section 13(d) of the Exchange Act, shareholders who beneficially own, directly or indirectly, more than 5% of our common shares are required to each file forms with the SEC containing information about such shareholder and the nature of the acquisition, and amendments thereto in certain circumstances. In addition to the effects of the Transaction on shareholders generally, when we complete the Transaction and deregister our common shares, shareholders who have acquired more than 5% of our common shares, and shareholders who may acquire more than 5% of our common shares in the future will no longer be required to comply with these requirements.

After the Form 15 is filed with the SEC, Centerline will no longer be subject to the periodic reporting requirements under the Exchange Act. Additionally, 90 days after the Form 15 is filed, Centerline’s common shares will be deregistered and Centerline will cease to be subject to the proxy rules under the Exchange Act, unless the SEC otherwise determines. As a result, information about our directors’ and officers’ compensation and share ownership will no longer be publicly available.

Potential Disadvantages of the Transaction to Shareholders

While we believe that the Transaction will result in the benefits described above, several disadvantages should also be noted:

•	After the Transaction, our common shares will not be eligible for quotation on FINRA’s OTC Bulletin Board, and our shareholders may experience reduced liquidity for their shares of our common shares, even if our common shares are quoted in the privately-operated OTCPink marketplace, and this reduced liquidity may adversely affect the market price of our common shares.

•	After the Transaction, we will deregister our common shares under the Exchange Act and suspend our duty to file periodic reports and other information with the SEC thereunder and, therefore, we will no longer be subject to the reporting requirements under the Exchange Act, such as periodic filings of financial statements and proxy or information statement disclosures in connection with shareholder meetings.

•	We will no longer report our quarterly or annual results of operations or activities in reports filed with the SEC under the Exchange Act.

•	Because the reporting requirements of the Exchange Act will no longer apply, less information about us will be required to be furnished to the Continuing Shareholders.

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•	The reporting and short-swing profit recapture provisions of Section 16 of the Exchange Act will no longer apply to our executive officers, directors and 10% shareholders.

•	Although we plan, at this time, to continue to engage independent accountants to audit the annual financial statements of Centerline, these financial statements may be less comprehensive than the financial statements we are required to maintain and report as a public reporting company.

•	Discontinued Shareholders will, after giving effect to the Transaction, no longer have any equity interest in Centerline and, therefore, will not participate in our future earnings or growth, if any.

•	The Transaction will require Discontinued Shareholders to involuntarily surrender their common shares in exchange for cash, rather than choosing their own time and price for disposing of their common shares.

Financial Effects of the Transaction

We estimate that completion of the Transaction will require us to spend approximately $150,000 in legal, financial and other fees and costs related to the Transaction. This estimate does not include the cost of the aggregate cash payment to Discontinued Shareholders, which we estimate will be approximately $1.2 million. These costs will be offset by the costs we would otherwise incur as a public reporting company to comply with SEC reporting requirements, which we estimate to be between $2.0 million and $2.5 million per year.

Fairness of the Transaction

Our Board has fully reviewed and considered the terms, purpose, alternatives and effects of the Transaction and has determined that the Transaction is in the best interests of Centerline and is substantively and procedurally fair to the affiliated and unaffiliated shareholders of Centerline, including the Discontinued Shareholders who will be cashed-out as a result of the Transaction and our Continuing Shareholders who will continue to hold our common shares after the Transaction. After studying the Transaction and its anticipated effects on our shareholders, our Board unanimously approved the Transaction.

Substantive Fairness

In determining the fairness of the Transaction, our Board considered the factors discussed below, in addition to the alternative transactions discussed in “Special Factors—Alternatives to the Transaction.” In light of these factors, our Board believes that the Transaction is substantively fair to Centerline’s affiliated and unaffiliated shareholders, including our Discontinued Shareholders who will be cashed-out as a result of the Transaction and our Continuing Shareholders who will continue to hold our common shares after the Transaction. Our Board did not assign specific weight to the factors set forth below in a formulaic fashion. Moreover, in their considerations, individual directors may have given differing weights to different factors. However, our Board did place special emphasis on the significant cost and time savings we expect Centerline to realize from deregistration of our common shares under the Exchange Act and the suspension of our duty to file periodic reports and other information with the SEC, which will benefit our Continuing Stockholders.

Significant Cost and Time Savings. By deregistering our common shares and suspending our duty to file periodic reports with the SEC, we estimate that we will realize recurring annual cost savings of between $2.0 million and $2.5 million, as well as savings from personnel expense relating to the time spent by our management to prepare and review our reports and certifications required to be filed with the SEC under the Exchange Act. The Continuing Shareholders will benefit from these expected future cost savings. In addition, our Board has determined that the costs of being a public company, currently and in the foreseeable future, will continue to outweigh the benefits of being a public company and, thus, it is no longer in the best interests of Centerline or its shareholders, creditors, or other stakeholders, including its unaffiliated shareholders, for Centerline to remain a public reporting company. See the “—Purpose and Reasons for the Transaction.”

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Opportunity to Remain a Holder of, or to Liquidate, Common Shares. Another factor considered by our Board in determining the fairness of the Transaction to holders of our common shares is the opportunity Centerline’s shareholders have to remain shareholders or to liquidate their Company holdings. Current holders of fewer than 5,000 common shares can either remain Company shareholders by acquiring additional shares so that they own at least 5,000 common shares immediately before the effective date of the Reverse Stock Split or be cashed out in the Reverse Stock Split. If a shareholder purchases additional common shares, then the shareholder may incur brokerage fees or commission. Holders of fewer than 5,000 common shares at the effective time of the Reverse Stock Split will have their fractional post-Reverse Stock Split shares purchased by Centerline at a premium of 11.1% over the closing sales price of our common shares on December 27, 2012 (the last trading day prior to first public disclosure of the Transaction) and a premium of 0.14% over the 30-day volume-weighted average price of our common shares as of December 27, 2012 without paying any brokerage fees or commissions. Our Board did not quantify the consideration of brokerage fees and commissions paid for having such fractional shares cashed out in the Reverse Stock Split since such fees, if any, vary significantly depending upon the method used to acquire or dispose of shares. Conversely, shareholders who own 5,000 shares or more and who desire to liquidate their shares in connection with the Transaction at the premium price offered can reduce their holdings to less than 5,000 shares by selling or gifting shares prior to the effective date of the Reverse Stock Split. Our Board did not place undue emphasis on this factor due to the limited trading market for our common shares. See “—Purpose and Reasons for the Transaction” and “—Structure of the Transaction.”

Recent and Historical Trading Prices. Our Board considered recent and historical trades of our common shares. The recent and historical trading of our common shares relates to the fairness of the Transaction to unaffiliated shareholders because it provides some insight into how the market has historically valued our common shares. Since unaffiliated Discontinued Shareholders will no longer be able to directly participate in the financial success of Centerline, the Cash-Out Price paid to these shareholders as a result of the Reverse Stock Split represents the final opportunity to obtain value for their investment. Although not a perfect measure, the trends over time in the market price of our common shares reflect market perceptions about Centerline’s intrinsic value.

Based on the foregoing, our Board determined that a Cash-Out Price based on the historical trading prices of our common shares would be an appropriate method of determining the fair value of shares of our common shares being cashed out in the Transaction. In its deliberations concerning the fairness of the Transaction, our Board considered:

•	the closing sales price of our common shares on December 27, 2012 (the last trading day prior to the first public announcement of the Transaction) was $0.063;

•	that the 30-day volume-weighted average price of our common shares as of December 27, 2012 was $0.0699 (the “30-Day VWAP”);

•	that the 60-day volume-weighted average price of our common shares as of December 27, 2012 was $0.0699(the “60-Day VWAP”);

•	that the 90-day volume-weighted average price of our common shares as of December 27, 2012 was $0.0695(the “90-Day VWAP”);

•	that the 180-day volume weighted average price of our common shares as of December 27, 2012 was $0.0638 (the “180-Day VWAP”); and

•	that the historical trading prices for our common shares from January 1, 2010 through December 27, 2012 ranged from a low of $0.04 to a high of $0.45.

The Cash-Out Price to Discontinued Shareholders of $0.07 per share represents approximately:

•	a 11.1% premium to the closing sales price of our common shares on December 27, 2012;

•	a 0.14% premium to the 30-Day VWAP;

•	a 0.14% discount to the 60-Day VWAP;

•	a 0.72% discount to the 90-Day VWAP; and

•	a 9.72% premium to the 180-Day VWAP.

Our Board believes that the December 27, 2012 closing price of our common shares and the 30-Day VWAP are relevant data points because they reflect the most recent market data. In addition, while the 30-Day VWAP is only a slight discount to the Cash-Out Price, our Board believes the 30-Day VWAP supports the Board’s fairness determination, in light of the relatively illiquid market for the common shares and the resulting inability to sell common shares in any quantity without exerting downward pressure on the trading price of the common shares. In addition, our Board believes the 180-Day VWAP is a relevant data point, as it demonstrates that the common shares have traded at these low levels for an extended period of time. Accordingly, our Board believes that the recent and historical trading prices support the Board’s determination that Cash-Out Price is fair to the Discontinued Stockholders, including those that are unaffiliated with Centerline.

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Net Book Value of Our Common Shares, Excluding Non-Controlling Interest and Intangible Assets. Our net book value per outstanding common share as of December 31, 2011 and September 30, 2012 was $0.56 and $0.59, respectively. The Cash-Out Price of $0.07 per share of our common shares represents a discount of 88% to the net book value of our common shares as of September 30, 2012. When evaluating the Cash-Out Price our Board not did view the net book value per outstanding share as a significant indicator of value due to our view that the net book value as reported pursuant to GAAP does not represent an accurate fair value of our common share equity. In our view, certain GAAP accounting treatments cause our net book value to be elevated, most notably as a result of the requirement to carry certain of our liabilities at other than fair value and the requirement to allocate certain income and losses to non-controlling interests, which are not included in book value.

Equal Treatment of Affiliated and Unaffiliated Holders of Our Common Shares. The Transaction will not affect holders of our common shares differently on the basis of affiliate status. The sole determining factor in whether a shareholder will be cashed out or will continue as a holder of our common shares as a result of the Transaction is the number of common shares held by the shareholder as of the effective date of the Reverse Stock Split.

Minimum Effect on Voting Power. The Transaction will have a minimum effect on the voting power of Centerline’s shareholders. The voting and other rights of our common shares will not be affected by the Transaction. The only effect of the Transaction on Centerline’s voting power will be a slight change in the overall ownership percentage of the Continuing Shareholders, including C-III, following the Transaction.

Minimum Effect on Shareholder Rights. The Transaction will not materially change the rights, preferences or limitations of the Continuing Shareholders.

Immediate Cash Payment. Those shareholders who own less than 5,000 shares of our pre-Reverse Stock Split shares will receive an immediate cash payment of $0.07 per pre-Reverse Stock Split common share and will not pay any brokerage fees, commissions or transaction costs that such shareholders would have to pay if they were to sell their shares in the open market.

Our Board also considered the following possible disadvantages of effecting the Transaction:

Possible Decline in Price of Our Common Shares. After the completion of the Transaction, our shareholders may experience reduced liquidity for our common shares. This reduced liquidity may adversely affect the market price of our common shares. See “—Effects of the Transaction—Potential Disadvantages of the Transaction to Shareholders” and “—Significantly Reduced Public Disclosure of Information about Centerline” immediately below.

Significantly Reduced Public Disclosure of Information About Centerline. After deregistration of our common shares and suspension of our duty to file periodic reports and other information with the SEC, information regarding our operations and financial results that are currently available to the general public and our shareholders will no longer be readily available. However, we intend to make publicly available enough information to allow our common shares to trade in the privately-operated OTCPink marketplace (a centralized quotation service that collects and publishes market maker quotes for securities). The amount of information required to be disclosed to facilitate trading in the OTCPink marketplace is significantly less than the amount of information Centerline currently publicly discloses as a company with a class of securities registered under the Exchange Act. In addition, in the future, we may elect to no longer publicly disclose sufficient information to enable our common shares to trade in the OTCPink marketplace. In which case, shareholders will have to make a request of Centerline if they want to be provided with information that Centerline is not otherwise required to provide by law. We may or may not provide shareholders with information, upon request or otherwise, that we are not required by law to provide. Our Board believes that the overall benefits to Centerline of no longer being a public reporting company substantially outweigh the disadvantages associated with decreased publicly available information about Centerline. See “—Effects of the Transaction—Potential Disadvantages of the Transaction to Shareholders.”

Sarbanes-Oxley Act and Other Reporting and Disclosure Provisions Will No Longer Apply to Centerline. After the completion of the Transaction and the deregistration of our common shares and suspension of our duty to file periodic reports and other information with the SEC, we will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act that apply to public companies, including the requirement that the chief executive officer and the chief financial officer certify the accuracy of the financial statements contained in our periodic reports. In addition, our officers, directors and 10% or greater shareholders will no longer be subject to the short-swing profit disgorgement provisions and reporting requirements of Section 16 of the Exchange Act. See “—Effects of the Transaction—Potential Disadvantages of the Transaction to Shareholders.”

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Centerline Will No Longer Have the Potential Benefits Normally Associated with Public Reporting Company Status. Another potential disadvantage of the Transaction is that we will no longer have the benefits associated with being a public reporting company, such as better access to the capital markets for issuances of securities. We would still have access to capital markets, but if we were to conduct a public offering of our securities, we would have to again become a reporting company, which would be a lengthy and expensive process, and the expenses that we are seeking to eliminate would then be reinstated. We believe that the cost savings from ceasing to be a public reporting company outweigh the drawbacks of losing more ready access to the capital markets.

Discontinued Shareholders Will Not Participate in Any Future Increases in Our Value. Following the Transaction, Discontinued Shareholders will no longer have an equity interest in Centerline and will not participate in our future earnings or any increases in the value of our assets or operations. See “—Effects of the Transaction—Potential Disadvantages of the Transaction to Shareholders.”

No Shareholder Vote. The Reverse Stock Split is being effected without requiring the approval of at least a majority of the unaffiliated shareholders, giving such unaffiliated shareholders no say in setting the terms of the Transaction.

Although potentially relevant to a determination of fairness of the Transaction, the factors listed below, for the reasons given, were determined by our Board to not be applicable to Centerline and were not considered or were not given any weight by our Board.

Going Concern Valuation. An indicator of going concern value is the discounted future cash receipts approach. Given the other considerations discussed herein, our Board did not pursue this approach due to the significance of the subjective assumptions that would be involved in such an approach, as well as the expense associated with the approach.

Liquidation Value. Our Board of Directors viewed the liquidation value of Centerline to be an inappropriate measure for the purpose of evaluating the fairness of the Cash-Out Price. There is no present intention of liquidating Centerline. A liquidation process would also involve additional legal fees, costs of sale and other expenses that would reduce any amounts that stockholders might receive upon a liquidation. Given the other factors considered by our Board of Directors as described in this Disclosure Statement, our Board did not pursue a liquidation value approach.

No Firm Offers Have Been Received. During the past two years, we have not received any firm offers for a merger or consolidation with or into another company, or the sale or other transfer of all or substantially all of our assets, or a purchase of our securities by a person that would involve a change in our control. Accordingly, our Board did not consider firm offers in making its determination with respect to the fairness of the Transaction. However, third parties contacted as part of the Third Party Process indicated their view that they viewed our enterprise value to be at a significant discount to the enterprise value implied by the Transaction.

Purchase Price Paid for Repurchases of Our Common Shares. We have not repurchased any of our common shares in the last two years. Accordingly, our Board could not consider repurchase prices in determining the fairness of the Transaction.

Our Board believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Transaction is substantively fair to all of Centerline shareholders, including the unaffiliated Discontinued Shareholders who will be cashed out as a result of the Transaction and the Continuing Shareholders who will continue to be shareholders of Centerline after the Transaction. Our Board set the Cash-Out Price at $0.07 based on the factors described above.

Procedural Fairness of the Transaction

In addition to the fairness of the substance of the Transaction, our Board believes that the process by which decisions were made regarding the Transaction is fair to Centerline’s affiliated and the unaffiliated shareholders, including the Discontinued Shareholders who will be cashed out as a result of the Transaction and the Continuing Shareholders who will continue to be shareholders of Centerline after the Transaction.

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Our Board, which consists of three trustees that are independent under the independence standards of the New York Stock Exchange and our President, unanimously approved the Transaction. Given that three of our four trustees are independent and the lack of conflicts of interest with respect of our management and the Transaction, our Board did not consider it necessary to appoint a special committee to negotiate and approve the Transaction. The Oversight Committee which oversaw the Third Party Process is comprised entirely of independent trustees.

Our Board did not receive a report, opinion or appraisal from an outside party as to the value of our common shares or the fairness of the Transaction to unaffiliated Discontinued Shareholders who will be cashed out as a result of the Transaction or unaffiliated Continuing Shareholders who will remain shareholders following the Transaction. Our Board concluded that there were already sufficient procedural safeguards without the expense of retaining an independent fairness advisor, particularly since unaffiliated and affiliated shareholders would be treated the same in the Transaction and any of such shareholders could change his or her stock holdings prior to the effective date of the Transaction in order to be cashed out as a result of the Transaction or continue as a shareholder of Centerline following the Transaction. In addition, our Board recognized the importance of preserving Centerline’s cash position and completing the Transaction as expeditiously as practicable.

The independent members of our Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for the purpose of setting the terms of the Transaction, particularly since unaffiliated and affiliated stockholders would be treated the same in the Transaction and any of such stockholders could change his or her stock holdings prior to the effective date of the Transaction in order to be cashed out as a result of the Transaction or continue as a shareholder of Centerline following the Transaction. In addition, our Board recognized the importance of preserving our cash position and completing the Transaction as expeditiously as practicable. For the same reasons, our board determined not to condition the approval of the Transaction on approval by a majority of unaffiliated shareholders, especially in light of the fact that shareholder approval of the Transaction is not required under Delaware law or our Trust Agreement.

Our Board has not granted unaffiliated shareholders access to our corporate files nor has it extended the right to retain counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, our Board believes that this Disclosure Statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders. In deciding not to adopt these additional procedures, our Board also took into account factors such as our size and financial capacity and the costs of such procedures.

Alternatives to the Transaction

Our Board considered several alternatives in advance of authorizing the Transaction. Our Board, through the Oversight Committee, oversaw the Third Party Process pursuant to which various strategic alternatives were pursued including capital raising and asset sale transactions. These alternatives never resulted in firm indications of interest resulting in our desired objective to achieve the cost savings through termination of Centerline’s SEC-reporting status. The Board considered a tender offer as a means of reducing the number of shareholders, but noted we would have had to hire a dealer manager and solicitation agent at relatively significant expense. Also, in a tender offer, there would have been no guarantee that enough shareholders would have tendered their shares to reduce the number of shareholders to below 300. Our Board also considered having Centerline continue as a public company. However, given the costs savings that will be achieved from eliminating our status as a public company and the lack of any significant benefit that we derive out of being a public company, our Board believes that “going private” is in the best interests of Centerline.

Structure of the Transaction

The Transaction consists of two steps: (i) the Reverse Stock Split (including a cash payment in lieu of receipt of a fractional share to a shareholder holding fewer than 5,000 pre-Reverse Stock Split shares) and (ii) the Forward Stock Split. The effective date of the Reverse Stock Split will be [●], 2013 or such later date as determined by our Board. On the effective date of the Reverse Stock Split, each shareholder of record will receive one share of common shares for every 5,000 pre-Reverse Stock Split shares held in his or her account as of such date. Any shareholder of record who holds fewer than 5,000 pre-Reverse Stock Split shares in his or her account at the time of the Reverse Stock Split will receive a Cash-Out Price of $0.07 per pre-Reverse Stock Split share and will no longer be a shareholder of Centerline after the Transaction.

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The effective date of the Forward Stock Split will be [●], 2013 immediately following the Reverse Stock Split, or such later date as determined by our Board. As a result of the Forward Stock Split, all shareholders who are not Discontinued Shareholders will receive, on the effective date of the Forward Stock Split, a number of shares of our common shares equal to such shareholders’ number of post-Reverse Stock Split shares (including fractional shares) multiplied by 35 and will receive a cash payment equal to $0.07 per pre-Reverse Stock Split share to cash out any fractional shares resulting from the Forward Stock Split. No shareholder of record will hold a fractional share in his or her account after the Forward Stock Split.

We intend for the Transaction to treat shareholders holding common shares in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are held of record in their own names, and nominees will be instructed to effect the Transaction for their beneficial holders. However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.

In general, the Transaction can be illustrated by the following examples:

Example 1. A shareholder holds 1,000 common shares in his account before the effective date of the Reverse Stock Split. Instead of receiving a fractional share of our common shares immediately after the Reverse Stock Split, the shareholder’s shares will be converted into the right to receive cash. The shareholder would receive $70.00 ($0.07 x 1,000 shares). Note: If the shareholder wants to continue the investment in Centerline, before the effective date of the Reverse Stock Split, the shareholder can buy at least 4,000 more shares. The shareholder would have to act far enough in advance of the Reverse Stock Split so that the purchase is completed and the additional shares are credited in his account by the effective date.

Example 2. A shareholder holds 10,000 common shares as of the effective date of the Reverse Stock Split. After the Reverse Stock Split, the shareholder will hold two common shares. In the Forward Stock Split, the two common shares will be converted into 70 common shares.

Example 3. A shareholder has two separate accounts. As of the effective date of the Reverse Stock Split, the shareholder holds 2,000 common shares in one account and 3,180 common shares in the other. If we can determine that the two separate accounts belong to the same person (based upon the name of the account or the social security number or address associated with the account), then we will treat the two accounts as a single account. Accordingly, the shareholder will be treated as having more than 5,180 pre-Reverse Stock Split shares. In the Reverse Stock Split, the shareholder’s stock will be converted into 1.04 common shares. In the Forward Stock Split, the 1.04 common shares will be converted into 36.26 common shares. In addition, we will cash out the shareholder’s 0.26 post-Forward Stock Split fractional shares for $2.60.

If, however, we are unable to determine that the two separate accounts belong to the same person, then the shareholder will receive cash payments equal to the Cash-Out Price of the common shares in each account. In this case, the shareholder would receive two checks totaling $362.60 ($0.07 x 2,000 shares = $140.00; $0.07 x 3,180 shares = $222.60). Note: If the shareholder wants to be certain to continue as a shareholder in Centerline, the shareholder can consolidate or transfer two accounts before the effective date of the Reverse Stock Split into an account with at least 5,000 pre-Reverse Stock Split shares. Alternatively, the shareholder can buy at least 1,820 more shares for the account with 3,180 common shares and 3,000 more shares for the account with 2,000 common shares, and hold them in such shareholder’s respective accounts. The shareholder would have to act far enough in advance of the Reverse Stock Split so that the consolidation or the purchase is completed by the effective date.

Example 4. A shareholder holds 9,500 common shares as of the effective date of the Reverse Stock Split. In the Reverse Stock Split, the shareholder’s stock is converted into 1.9 shares. In the Forward Stock Split, the 1.9 common shares will be converted into 66.5 common shares. In addition, we cash out the shareholder’s 0.50 post-Forward Stock Split fractional shares for $5.00.

Example 5. A shareholder holds 3,000 common shares in street name in a brokerage account as of the effective date of the Reverse Stock Split. We intend for the Transaction to treat shareholders holding shares of our common shares in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Transaction for their beneficial holders. If this occurs, the shareholder will receive, through the shareholder’s broker, a check for $210 ($0.07 x 3,000 shares). However, nominees may have a different procedure and shareholders holding shares of our common shares in street name should contact their nominees.

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Exchange of Certificates for Cash Payment for Discontinued Stockholders

As soon as practicable after the effective date, holders of fewer than 5,000 shares will be notified and sent a letter of transmittal and instructed how to transmit their certificates representing common shares to the Exchange Agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying share certificate(s), each shareholder entitled to receive payment will receive payment as outlined in the letter of transmittal. Shareholders should allow for approximately five business days after mailing to receive the letter of transmittal and accompanying stock certificate and approximately seven to 10 business days following receipt of properly completed materials for payment to be made. In the event we are unable to locate a shareholder, or if a shareholder fails to properly complete, execute and return the letter of transmittal and accompanying stock certificate any funds payable to such shareholder pursuant to the Transaction will be held by us until a proper claim is made, subject to applicable abandoned property laws. Holders of fewer than 5,000 common shares on the effective date of the Reverse Stock Split will receive in exchange a cash payment in the amount of $0.07 per pre-Reverse Stock Split share.

No service charges or expenses will be payable by shareholders in connection with the exchange of certificates for cash, except for service charges or expenses, if any, imposed by your nominee. In the event that any certificate representing common shares is not presented, the applicable cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the appropriate public official pursuant to the abandoned property laws, such payments will be paid to the holder of the eligible certificate or his, her or its designee, without interest, at such time as the common shares have been properly presented for exchange.

Stock Certificates of Continuing Shareholders; Post-Forward Split Fractional Share Purchase

After the Transaction, stock certificates of each Continuing Stockholder will be deemed to represent the number of whole common shares held by the Continuing Stockholder as a result of the Transaction. To extent a Continuing Stockholder holds fractional shares immediately after the Forward Stock Split, that Continuing Stockholder will be entitled to receive a cash payment for those fractional shares from the exchange agent at the Cash-Out Price. No service charges or expenses will be payable by shareholders in connection with the Post-Forward Split Fractional Share Purchase, except for service charges or expenses, if any, imposed by your nominee.

Reservation

Although our Board has approved the Transaction and subsequent termination of registration of our common shares under the Exchange Act and suspension of our duty to file periodic reports and other information with the SEC thereunder, our Board reserves the right to abandon, postpone or modify the Transaction and such termination and suspension at any time before they are consummated for any reason. A number of factors or circumstances could cause our Board to abandon, postpone or modify the Transaction and such deregistration and suspension, including, without limitation, the following:

•	If, immediately prior to the Transaction, our Board does not believe that the Transaction will sufficiently reduce the number of record holders of our common shares to a level that reasonably assures us that Centerline would not be required under the Exchange Act to revert to a public reporting company in the foreseeable future after the Transaction is completed, then our Board may elect to abandon, postpone or modify the Transaction.

•	Our Board may elect to abandon, postpone or modify the Transaction if the cost of completing the Transaction is greater than anticipated.

•	Even if the cost of completing the Transaction is not greater than anticipated, our Board may elect to abandon, postpone or modify the Transaction if the then economic conditions or the financial condition of Centerline, or their outlook, be such that, in the judgment of our Board, it is no longer advisable to use Centerline’s cash resources to effect the Transaction.

•	If our Board determines that it is in the best interest of Centerline and its shareholders for Centerline to enter into any other strategic transaction that may arise in the future, such as an asset or stock sale or a business combination transaction, then our Board may elect to abandon, postpone or modify the Transaction.

•	If for any other reason, our Board determines that the Transaction is no longer in the best interest of Centerline and its shareholders, then our Board may elect to abandon, postpone or modify the Transaction. If our Board decides to abandon, postpone or modify the Transaction, then Centerline will notify the shareholders of such decision in accordance with applicable rules and regulations.

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OTHER MATTERS RELATED TO THE TRANSACTION

Potential Conflicts of Interest

Our directors, executive officers, 5% stockholders and their affiliates may have interests in the Transaction that are different from stockholders that are unaffiliated with Centerline, and have relationships that may present conflicts of interest. For information relating to the estimated increase in the percentage of common shares beneficially owned (and the estimated increase in the voting ownership percentage) for each of our officers and directors and persons beneficially owning 5% or more of our common shares, please see “Centerline Information—Security and Voting Ownership of Certain Beneficial Owners and Management” beginning on page 25.

In addition, by deregistering our common stock under the Exchange Act and suspending our duty to file periodic reports with the SEC thereunder, subsequent to the consummation of the Transaction we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act of 2002, from making personal loans to our directors or executive officers and they will no longer be subject to Section 16 of the Exchange Act with respect to reporting requirements and short swing profits disgorgement provisions.

Shareholder Approval Not Required

The Transaction has been approved by our Board, and no vote of Centerline’s shareholders is required to effectuate the Transaction is required under Delaware law. Additionally, our shareholders previously approved changes to our Trust Agreement specifically granting our Board the sole power to approve and implement the Reverse Stock Split and the Forward Stock Split.

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to our shareholders who dissent from the Transaction are provided under Delaware law our Trust Agreement or our bylaws.

Material U.S. Federal Income Tax Consequences

AS REQUIRED BY U.S. TREASURY REGULATIONS GOVERNING TAX PRACTICE, YOU ARE HEREBY ADVISED THAT ANY WRITTEN TAX ADVICE CONTAINED HEREIN WAS NOT WRITTEN OR INTENDED TO BE USED (AND CANNOT BE USED) BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE. THE ADVICE WAS PREPARED TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE WRITTEN ADVICE. ANY PERSON REVIEWING THIS DISCUSSION SHOULD SEEK ADVICE BASED ON SUCH PERSON'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Summarized below are certain material U.S. federal income tax consequences to us and our shareholders resulting from the Transaction. This summary is based upon U.S. federal income tax law, as currently in effect, which is subject to differing interpretations or change, possibly on a retroactive basis. This summary addresses only those shareholders who hold their shares as capital assets. This summary does not discuss all aspects of U.S. federal income taxation that may be important to shareholders in light of their individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that each shareholder is a United States person as defined in the Internal Revenue Code of 1986, as amended (the “Code”). We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Transaction. Each shareholder should consult his, her or its tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of his, her or its specific circumstances.

Tax Consequences to Centerline

The Transaction should not result in gain or loss to Centerline for U.S. federal income tax purposes.

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Tax Consequences to Shareholders Who Do Not Receive Cash for Fractional Shares

A shareholder who receives no cash payment as a result of the Transaction, but continues to hold shares of our common shares directly immediately after the Transaction, generally will not recognize any gain or loss for U.S. federal income tax purposes. The aggregate adjusted tax basis of the shares by such shareholder held immediately after the Transaction will equal the aggregate adjusted tax basis of the shares held immediately prior to the Transaction, and the holding period of the shares will be the same as immediately prior to the Transaction.

Tax Consequences to Shareholders Whose Entire Interest in our Common Shares, Both Directly and Indirectly, is Terminated

A shareholder who receives a cash payment for a fractional share of our common shares as a result of the Transaction and does not continue to hold our shares directly, or indirectly by virtue of being related to a person who continues to hold shares of our common shares directly, immediately after the Transaction, generally will recognize capital gain or loss, for U.S. federal income tax purposes if such shareholder holds our shares as a capital asset equal to the difference between the cash received for the common shares and the aggregate adjusted tax basis in such shares.

Tax Consequences to Shareholders Whose Entire Interest in our Common Shares, Directly or Indirectly, is Not Terminated

A shareholder who receives cash for a fractional share as a result of the Transaction, but is directly or indirectly a Continuing Shareholder or is treated (under Code Section 318) as a Continuing Shareholder by virtue of being related to a person who continues to hold our shares directly immediately after the Transaction, generally will recognize capital gain or loss if such shareholder holds our shares as a capital asset in the same manner as set forth in the previous paragraph, provided that the receipt of cash either (1) is “not essentially equivalent to a dividend,” or (2) constitutes a “substantially disproportionate redemption of stock.” The receipt of cash is “not essentially equivalent to a dividend” if the reduction in the shareholder’s proportionate interest in us resulting from the Transaction (taking into account for this purpose the shares owned by persons to whom the shareholder is related) is considered a “meaningful reduction” given the shareholder’s particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative share interest is minimal and who exercises no control over the affairs of the corporation will generally satisfy this test. The receipt of cash in the Transaction will be a “substantially disproportionate redemption of stock” if (1) immediately after the Transaction the shareholder (and persons to whom the shareholder is related) owns less than 50% of the total combined voting power of all classes of our shares entitled to vote, and (2) the percentage of our voting shares owned by the shareholder (and by persons to whom the shareholder is related) immediately after the Transaction is less than 80% of the percentage of shares of voting stock owned or deemed owned by the shareholder immediately before the Transaction.

In applying the foregoing “not essentially equivalent to a dividend” and “substantially disproportionate redemption of stock” tests, the shareholder will be treated as owning shares of common shares actually or constructively owned by certain individuals and entities related to the shareholder. If the receipt of cash in exchange for a fractional share is not treated as capital gain or loss under either of the tests, it will be treated first as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits, and then as a tax-free return of capital to the extent of the shareholder’s aggregate adjusted tax basis in the shares, with any remaining amount being treated as capital gain.

Capital gain or loss recognized in connection with the Transaction will be long-term if the shareholder’s holding period with respect to the shares surrendered is more than one year at the time of the Transaction. Capital gain or loss will be calculated separately with respect to each block of shares (that is, shares acquired at the same price per share in a single transaction) exchanged in the Transaction. The deductibility of capital loss is subject to various limitations. In the case of a shareholder who is an individual, long-term capital gain and dividend income should generally be subject to U.S. federal income tax at a maximum rate of 15% under current law.

The foregoing discussion summarizing certain U.S. federal income tax consequences does not refer to the particular facts and circumstances of any specific shareholder. We recommend that shareholders consult their own tax advisors for more specific and definitive advice as to the U.S. federal income tax consequences to them of the Transaction, as well as advice as to the application and effect of state, local and foreign income and other tax laws.

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Source and Amounts of Funds

Based on estimates of the record ownership of shares of our common shares, the number of shares of our common shares outstanding and other information as of December 27, 2012, and assuming that approximately 12.3 pre-Reverse Stock Split shares of our common shares are cancelled in the Reverse Stock Split (which in the aggregate constitute less than 3.6% of our common shares outstanding before the Reverse Stock Split), Centerline estimates that the total funds required to consummate the Transaction will be approximately $1.35 million. Approximately $900,000 of this amount will be used to pay the consideration to Discontinued Shareholders entitled to receive cash for their fractional shares of our common shares in the Reverse Stock Split, approximately $300,000 will be used to pay continuing shareholders for any fractional shares they may hold after the Forward Stock Split and approximately $150,000 will be used to pay the costs of the Transaction, estimated as follows:

SEC Filing Fees	$205.00
Legal Fees	$100,000.00
Printing and Mailing Costs	$10,000.00
Transfer and Exchange Agent fees	$15,000.00
Other miscellaneous fees and expenses	$19,795.00

Final costs of the Transaction may be more or less than the estimates shown above. Centerline expects to pay the costs of the Transaction, including the amounts to be paid to shareholders holding fewer than 5,000 shares of our common shares, out of our currently available cash.

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CENTERLINE INFORMATION

Centerline

Centerline Holding Company is a statutory trust organized under the laws of Delaware. Through our subsidiaries, we provide real estate financing and asset management services, focused on affordable and conventional multifamily housing. Our principal executive offices are located at 100 Church Street, New York, NY 10007, and our phone number is (212) 317-5700.

Company Securities

Shares Issued and Outstanding

As of December 27, 2012, we had the following securities issued and outstanding:

•	349,165,831 common shares (in addition, there were 7,060,000 common shares held in Treasury);

•	106,044 Series A Convertible Community Reinvestment Act Preferred Shares (the “Series A CRA Preferred Shares”); and

•	11,867,236 Special Preferred Voting Shares (the “SPV Shares”) (In addition, our subsidiary Centerline Capital Company LLC had 11,867,236 Special Common Units (“SCUs”) issued and outstanding that relate to the SPV Shares as discussed below).

Series A CRA Preferred Shares

The Series A CRA Preferred Shares are convertible into our common shares on a one-for-one basis and have the same rights with respect to distributions as our common shares. The Certificate of Designation of the Series A CRA Preferred Shares provides that if the number of issued and outstanding common shares is increased by a share split or similar event, the conversion ratio shall be proportionately increased, or if the number of issued and outstanding Shares is decreased by a combination or a reclassification of the common shares or similar event, the conversion ratio shall be proportionately decreased. The net effect of the Transaction will not cause any change in the number of Series A CRA Preferred Shares outstanding. However, the number of common shares into which the Series A CRA Preferred Shares are convertible will be appropriately adjusted to take the Transaction into account.

SPV Shares and SCUs

Each SPV Share has one vote, subject to adjustment in connection with stock splits and the like with respect to our common shares. The SPV Shares vote together with our common shares on all matters on which our common shares are entitled to vote. The SPV Shares have no rights to distributions, except upon the dissolution, liquidation or winding up of Centerline. The SPV Shares relate to the SCUs, which were issued by Centerline Capital Company, LLC, one of our affiliates, and each holder of SCUs holds SPV Shares. Holders of SCUs have the right to exchange each SCU for cash with a value approximating the value of a common share, subject to adjustments for stock splits and the like with respect to our common shares; provided, however, that we may elect instead to provide the SCU holders with common shares in exchange for their SCUs, in which case the SCUs would be exchangeable for a number of common shares equal to the aggregate number of SCUs being exchanged, subject to adjustments for stock splits and the like with respect to our common shares. Upon the surrender of SCUs being exchanged for cash or, at our option, common shares, we may require the holder of those SCUs to surrender such holder’s related SPV Shares. The net effect of the Transaction will not cause any change in the number of SPV Shares and SCUs outstanding. However, the number of common shares that are exchangeable for SCUs, and the number of votes allocable to the SPVs will be appropriately adjusted to take the Transaction into account.

No Options or Warrants Outstanding

We do not have any options or warrants to purchase our securities outstanding.

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Trading Prices of Our Common Shares

Our common shares trade on FINRA’s OTC Bulletin Board and in the privately-operated OTCQB marketplace under the symbol “CLNH.” The high and low sales price per common share as reported on the consolidated reporting system are set forth below for the periods indicated. There is no established trading market for our Series A CRA Preferred Shares, our SPV Shares or the SCUs.

Year Ending December 31, 2013	High	Low
First Quarter (through January [●], 2013)	$0.[●]	$0.[●]

Year Ending December 31, 2012	High	Low
First Quarter	$0.06	$0.04
Second Quarter	0.09	0.08
Third Quarter	0.06	0.06
Fourth Quarter (through December 27, 2012)	0.09	0.06

Year Ending December 31, 2011	High	Low
First Quarter	$0.24	$0.08
Second Quarter	0.15	0.08
Third Quarter	0.12	0.08
Fourth Quarter	0.09	0.04

Holders of Record of Our Common Shares

As of December 27, 2012, there were approximately 2,508 holders of record of our common shares (as calculated in accordance with SEC rules and interpretations relating to deregistration under the Exchange Act and suspension of our reporting obligations under the Exchange Act.

Dividends

We have not paid any cash dividends on our common shares or our Series A CRA Preferred Shares in the past two years. Under the Credit Agreement, we generally are not permitted to make distributions or redeem or repurchase our common shares, our Series A CRA Preferred Shares, our SPV Shares or the SCUs. [The amendments to the Credit Agreement we entered into with the lenders allow us to purchase fractional common shares in connection with the Transaction.]

Security and Voting Ownership of Certain Beneficial Owners and Management

In each of the next two tables, the amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities.  Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities with respect to which that person has a right to acquire beneficial ownership within 60 days.  Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s beneficial ownership percentage but not for purposes of computing any other person’s beneficial ownership percentage.  Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.  Except as otherwise indicated in the footnotes to the tables, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares.

The amounts and percentages reported in the “Number of Voting Shares” and the “Voting Ownership Percentage” columns in each of the following two tables represent our common shares and our SPV Shares beneficially owned by each person.  The SPV Shares are entitled to vote, on a one-for-one basis, on all matters subject to a vote of the holders of our common shares, but the SPV Shares are not convertible into our common shares.  As noted above, each owner of SPV Shares also owns a like number of SCUs issued by Centerline Capital Company, LLC, one of our affiliates.  Each holder of SCUs has the right to exchange all or a portion of such holder’s SCUs for cash and to receive cash for any accrued but unpaid distributions for the quarterly period in which the exchange occurs.  We may instead exchange SCUs for our common shares on a one-for-one basis.  However, a holder of SCUs is not deemed to beneficially own any common shares relating to their SCUs because SCUs may be exchanged for common shares only at our discretion.

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For the purposes of the following two tables, except as noted otherwise in the footnotes to the tables, the terms below are defined as follows:

•	“Total Common Shares” consist of 349,165,831 common shares outstanding as of December 27, 2012, but exclude our 106,044 outstanding non-voting Series A CRA Preferred Shares, which are convertible into 106,044 common shares; and

•	“Special Preferred Voting Shares” consist of 11,867,236 SPV Shares outstanding as of December 27, 2012.

The following table provides information as of December 27, 2012 with respect to the persons who beneficially own more than 5% of our outstanding common shares in accordance with SEC rules, as well as the Voting Ownership Percentage (as defined in footnote (2)), the number of voting shares, the voting ownership percentage for each such person and the estimated effects the Transaction will have on the security ownership in Centerline of such persons.  In accordance with SEC rules, some of the common shares listed in the table below are deemed to be owned by more than one person (please refer to the footnotes to the table below).  The information in the table below relating to C3 Initial Assets LLC and its affiliates, Related Special Assets LLC, Bank of America Corporation, Stephen M. Ross, Jeff T. Blau, Bruce A. Beal, Wells Fargo & Company and Natixis Financial Products LLC, other than information with respect to the percentages of their beneficial ownership and voting ownership percentages, has been derived from the latest Schedule 13D and 13G filings made by such persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares (1) (Estimated After Transaction)		Percent of Common Shares Beneficially Owned (1) (Estimated After Transaction)	Amount and Nature of Beneficial Ownership of Special Preferred Voting Shares (Estimated After Transaction)	Number of Voting Shares (Estimated After Transaction)		Voting Ownership Percentage (2) (Estimated After Transaction)
C3 Initial Assets LLC
717 Fifth Avenue	139,663,545	(3)	40.0%	—	139,663,545	(3)	38.7%
New York, NY 10022	(977,644)		(41.6%)	(—)	(977,644)		(40.1%)
Andrew L. Farkas
717 Fifth Avenue	139,671,499	(4)	40.0%	—	139,671,499	(4)	38.7%
New York, NY 10022	(977,700)		(41.6%)	(—)	(977,700)		(40.1%)
Related Special Assets LLC (5)
60 Columbus Circle	33,654,639	(6)	8.8%	—	33,654,369	(6)	8.5%
New York, NY 10023	(235,582)		(10.0%)	(—)	(235,582)		(9.7%)

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Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares (1) (Estimated After Transaction)	Percent of Common Shares Beneficially Owned (1) (Estimated After Transaction)	Amount and Nature of Beneficial Ownership of Special Preferred Voting Shares (Estimated After Transaction)	Number of Voting Shares (Estimated After Transaction)	Voting Ownership Percentage (2) (Estimated After Transaction)
Stephen M. Ross (5)
60 Columbus Circle	34,532,969	(7)	9.0%	10,194,400	(8)	44,727,369	11.3%
New York, NY 10023	(241,725)	(10.3%)	(71,360)	(313,085)	(12.9%)
Jeff T. Blau (5)
60 Columbus Circle	33,915,324	(9)	8.9%	10,234,400	(10)	44,149,724	11.2%
New York, NY 10023	(237,402)	(10.1%)	(71,640)	(309,042)	(12.7%)
Bruce A. Beal (5)
60 Columbus Circle	33,663,824	(11)	8.8%	10,194,400	(8)	43,858,224	11.1%
New York, NY 10023	(235,641)	(10.0%)	(71,360)	(307,001)	(12.6%)
Bank of America Corporation
100 N. Tryon Street	30,896,490	(12)	8.8%	—	30,896,490	8.6%
Charlotte, NC 28255	(216,275)	(9.2%)	(—)	(216,275)	(8.9%)
Wells Fargo & Company
420 Montgomery St.	27,813,625	(13)	8.0%	—	27,813,625	7.7%
San Francisco, CA 94163	(194,695)	(8.3%)	(—))	(194,695)	(8.0%)
Federal Deposit Insurance Corporation
550 17th Street NW	24,285,165	(14)	7.0%	—	24,285,165	6.7%
Washington, DC 20429	(169,994)	(7.2%)	(—)	(169,996)	(7.0%)
Natixis Financial Products LLC
9 West 57th Street	17,784,150	(15)	5.1%	—	17,784,150	4.9%
New York, NY 10019	(124,489)	(5.3%)	(—)	(124,489)	(5.1%)

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(1)	Calculated in accordance with SEC Rule 13d-3.

(2)	Based on (i) Total Common Shares and (ii) Special Preferred Voting Shares.

(3)	C3 Initial Assets LLC shares voting and dispositive power with respect to such shares with C-III, Island C-III Manager LLC, Anubis Advisors LLC, Island Capital Group LLC and Andrew L. Farkas, who is the indirect controlling person of C3 Initial Assets LLC.

(4)	Includes direct beneficial ownership of 7,954 common shares and shared voting and dispositive power with respect to 139,663,545 common shares with C3 Initial Assets LLC, C-III, Island C-III Manager LLC, Anubis Advisors LLC, and Island Capital Group LLC.

(5)	With respect to Related Special Assets LLC, Stephen M. Ross, Jeff T. Blau and Bruce A. Beal, the “number of shares listed” assumes the exercise of a currently exercisable option held by Related Special Assets LLC to purchase 33,654,639 common shares from C-III Capital Partners LLC, an affiliate of C3 Initial Assets LLC (the “Option”).

(6)	Related Special Assets LLC owns the Option to purchase 33,654,639 common shares. Mr. Ross shares voting and dispositive power with respect to such shares with Mr. Blau and Bruce A. Beal, as the terms of Related Special Assets’ operating agreement require that its investment and voting decisions must be unanimously approved by a committee of three persons, currently consisting of Messrs. Ross, Blau and Beal.

(7)	Includes direct beneficial ownership of 877,645 common shares, indirect beneficial ownership of 33,654,639 common shares that could be acquired upon the exercise of the Option, and indirect beneficial ownership of 685 common shares owned by Related General II, L.P. (Related General II, L.P. is owned by The Related Companies L.P. (“TRCLP”). Mr. Ross owns approximately 62% of TRCLP, Mr. Blau owns approximately 18% of TRCLP, and Mr. Beal owns approximately 10% of TRCLP).

(8)	Includes indirect voting and dispositive power with respect to 10,194,400 Special Preferred Voting Shares held directly by Related General II, L.P.

(9)	Includes direct beneficial ownership of 260,000 common shares, indirect beneficial ownership of 33,654,639 common shares that could be acquired upon the exercise of the Option, and indirect beneficial ownership of 685 common shares owned by Related General II, L.P.

(10)	Includes direct voting and dispositive power with respect to 40,000 Special Preferred Voting Shares held directly by Mr. Blau and indirect voting and dispositive power with respect to 10,194,400 Special Preferred Voting Shares held directly by Related General II, L.P.

(11)	Includes direct beneficial ownership of 8,500 common shares, indirect beneficial ownership of 33,654,639 common shares that could be acquired upon the exercise of the Option, and indirect beneficial ownership of 685 common shares owned by Related General II, L.P.

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(12)	Includes indirect beneficial ownership of 24,523,020 common shares held by Bank of America, N.A., 3,283,755 common shares held by FIA Card Services, N.A., and 3,089,715 common shares held by Merrill Lynch Community Development Company, LLC.

(13)	Includes indirect beneficial ownership of 24,717,720 common shares held by Wells Fargo Community Development Corporation, and in aggregate 3,095,905 common shares held by Wells Fargo Bank, N.A. and Wells Fargo Advisors, LLC.

(14)	The Federal Deposit Insurance Corporation (“FDIC”), in its capacity as receiver, is the record owner of such shares on the behalf of the following entities: includes indirect beneficial ownership of 9,269,145 common shares held by California National Bank, 6,179,430 common shares held by California Savings Bank, 4,634,580 common shares held by San Diego National Bank, 2,471,775 common shares held by Indy Mac Bank, F.S.B., 1,235,880 common shares held by North Houston Bank, and 494,355 common shares held by Community Bank & Trust. The FDIC has informed us it does not believe it is required to aggregate its beneficial ownership of such shares in these six separate receiverships (and, therefore, has not filed a Schedule 13D) and that even if it were required to aggregate its ownership under SEC Rule 13d-3, that as an “independent establishment of the United States,” under Section 3(c) of the Exchange Act it is exempt from the provisions of the Exchange Act. If the FDIC were to vote these shares as a block, its aggregate voting ownership percentage would be 6.7%.

(15)	Shares voting and dispositive power with respect to such shares with Natixis North America LLC.

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The following table provides information as of December 27, 2012 with respect to the beneficial ownership of our common shares in accordance with Rule 13d-3, as well as the number of voting shares, the Voting Ownership Percentage (as defined in footnote (2)) and the estimated effects the Transaction will have on the security ownership in Centerline for (i) each of our trustees and executive officers and (ii) our trustees and executive officers as a group. None of our trustees or executive officers owns SPVs.

Name and Title	Amount and Nature of Beneficial Ownership of Common Shares (Estimated After Transaction)	Percent of Common Shares Beneficially Owned (1) (Estimated After Transaction)		Number of Voting Shares (Estimated After Transaction)	Voting Ownership Percentage(2) (Estimated After Transaction)
Robert L. Levy
Managing Trustee, President and	258,292	*		258,292	*
Chief Operating Officer	(1,808)	(*	)	(1,808)	(*	)
Jerome Y. Halperin
Managing Trustee	50,604	*		50,604	*
(independent trustee)	(354)	(*	)	(354)	(*	)
Robert L. Loverd
Managing Trustee	64,664	*		64,664	*
(independent trustee)	(452)	(*	)	(452)	(*	)
Robert A. Meister
Managing Trustee	51,535	*		51,535	*
(independent trustee)	(360)	(*	)	(360)	(*	)
Michael J. Curran	—	—		—	—
Senior Managing Director	(—)	(—)		(—)	(—)
William T. Hyman	137,580	*		137,580	*
Senior Managing Director	(963)	(*	)	(963)	(*	)
Michael Riechman	—	—		—	—
Senior Managing Director	(—)	(—)		(—)	(—)
Philip A. Melton	—	—		—	—
Senior Managing Director	(—)	(—)		(—)	(—)
Katherine B. Schnur	105,353	*		105,353	*
Senior Managing Director	(737)	(*	)	(737)	(*	)
Michael P. Larsen	120,978	*		120,978	*
Chief Financial Officer	(846)	(*	)	(846)	(*	)
All Executive Officers and
Trustees of Centerline as	789,006	*		789,006	*
a group (10 persons)	(5,520)	(*	)	(5,520)	(*	)

*	Less than 1% of the outstanding common shares.

(1)	Calculated in accordance with Rule 13d-3.

(2)	Based on (i) Total Common Shares and (ii) Special Preferred Voting Shares.

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Information Relating to Our Directors and Executive Officers

Business and Background of Our Directors

Jerome Y. Halperin is a managing trustee (independent trustee) of Centerline. Mr. Halperin is a retired partner of PricewaterhouseCoopers, LLP (“PricewaterhouseCoopers”), the international accounting firm, where he spent 39 years in varied positions. Prior to his retirement in 1994, Mr. Halperin’s final position at PricewaterhouseCoopers was Chairman of the international actuarial, benefits and compensation services group, and a vice chairman of the firm. After his retirement from PricewaterhouseCoopers, from September, 1994 to January, 1999 Mr. Halperin was the president of the Detroit Investment Fund, a private investment fund established to stimulate economic growth in the city of Detroit. Currently, Mr. Halperin is a consultant on various real estate projects. He serves on the board of directors of several charitable organizations and was the Chairman of the Michigan Tax Forms Revisions Committee, a position he was appointed to by the Governor of the State of Michigan. Mr. Halperin is the co-author of “Tax Planning for Real Estate Transactions.” Mr. Halperin received a Bachelor of Business Administration from the University of Michigan and a Juris Doctor from Harvard Law School. Mr. Halperin is the chairman of our audit committee and is a member of our finance committee.

Robert L. Loverd is a managing trustee (independent trustee) and Chairman of Centerline. Mr. Loverd is the former Group Chief Financial Officer and a Founding Partner of MC European Capital (Holdings), a London investment banking and securities firm, which was established in 1995 and substantially sold in 2000. From 1979-1994, Mr. Loverd was a managing director and held various positions in New York and London in the Investment Banking Department of Credit Suisse First Boston. Prior to that, Mr. Loverd was a shareholder in the International Investment Banking Department of Kidder, Peabody & Co. Incorporated. Mr. Loverd is a member of the Board of Directors of Harbus Investors. Mr. Loverd received a Bachelor of Arts degree from Princeton University and a Master’s in Business Administration from Harvard Business School. Mr. Loverd is the Chairman of the Board, the chairman of our compensation committee and a member of our nominating and governance committee our audit committee and our finance committee.

Robert A. Meister is a managing trustee (independent trustee) of Centerline. Mr. Meister is the Emeritus Vice Chairman and a consultant to the Aon Group, Inc. (“Aon”), an insurance brokerage, risk consulting, reinsurance and employee benefits company and a subsidiary of Aon Corporation, and has served in this position since 2010. He served as Vice Chairman of Aon from 1991through December 2009. Prior to Aon, Mr. Meister was the Vice Chairman and a Director of Sedgwick James from 1985–1991 and the Vice Chairman of Alexander & Alexander from 1975–1985. Mr. Meister is a member of the board of directors of Ramco-Gershenson Properties (NYSE: RPT) and serves on the company’s compensation committee. Mr. Meister also served on the board of directors of Universal Health Services (NYSE: UHS) and the company’s compensation committee from 2004 to 2008. Mr. Meister has served on the board of directors of several charitable organizations. Mr. Meister received a Bachelor of Science degree in Business Administration from Pennsylvania State University. Mr. Meister is the chairman of our nominating and governance committee and is a member of our compensation committee.

Robert L. Levy is a managing trustee and President and Chief Operating Officer of Centerline. Mr. Levy was appointed as our President and Chief Operating Officer in April 2010 and also served as Chief Financial Officer from 2006 to April 2012. He directs the day-to-day operations of the Company and is also responsible for overseeing all of the Company’s business and operations. Mr. Levy joined the Company in November of 2001 as the Director of Capital Markets. From 1998 through 2001, he was a Vice President in the Real Estate Equity Research and Investment Banking Departments at Robertson Stephens, an investment banking firm in San Francisco. Prior to 1998, Mr. Levy was employed by Prudential Securities in the Real Estate Equity Research Group and at the Prudential Realty Group, the real estate investment arm of the Prudential Insurance Company. He received his Master’s in Business Administration from the Leonard N. Stern School of Business at New York University and his Bachelor of Arts from Northwestern University.

Business and Background of Our Executive Officers Other than Mr. Levy

Michael J. Curran is a Senior Managing Director of Centerline Capital Group LLC (“CCG”), a subsidiary of Centerline Holding Company. He leads the Asset Management Group, which comprises the Performing Assets, Special Servicing and Construction Risk Management divisions. Mr. Curran is also a member of the Centerline Executive Committee responsible for strategic planning and growth initiatives. He joined Centerline in 2010 after many years in real estate advisory positions, most recently at Kalorama Realty Capital. At Kalorama Realty Capital he served as a senior advisor providing operational and strategic advice regarding client sourcing, capital raising and overall business strategy. He was principal and chief operating officer at Crossbeam Capital, where he oversaw the operations of the firm, portfolio management, investor relations and helped that firm raise a $145-million fund for the development and acquisition of multifamily housing properties. Prior to Crossbeam Capital, he was president and chief executive officer of The Enterprise Social Investment Corporation (ESIC), a national for-profit subsidiary of the Enterprise Foundation, where he specialized in the financing and development of market-rate and affordable housing, and managed a housing portfolio of 900 properties valued at over $4 billion. Mr. Curran spent over 14 years with MetLife Insurance Company earlier in his real estate finance career, where he led a team that originated new investments. As Regional Director at MetLife, he and his team originated a new investment portfolio in excess of $1.8 billion. Mr. Curran received the Bachelor of Arts from Bellarmine University, a Juris Doctor degree from the University of Louisville School of Law, and a Masters degree in Public Administration from Harvard University John F. Kennedy School of Government.

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William T. Hyman is a Senior Managing Director of CCG, and leads its Mortgage Banking Group. Mr. Hyman is responsible for overseeing Centerline financing activities sponsored by Government Sponsored Enterprises (GSE) for conventional multifamily properties. He has been with Centerline or its predecessor companies since 1988, following Centerline’s acquisition of PW Funding (an independent mortgage banking subsidiary of Centerline), where he was co-president. At PW Funding, Mr. Hyman served as executive vice president and managed loan production operations for its mortgage banking platform as chief underwriter and head of the credit department for Fannie Mae Delegated Underwriting and Servicing lending activity. Prior to his tenure with PW Funding and Centerline, he served as a vice president with L.F. Rothschild and Co., marketing and executing private placements and initial public offerings. Before that he was in the public finance investment banking division of PaineWebber Inc. Mr. Hyman earned the Master of Business Administration from Washington University in St. Louis and the Bachelor of Arts from Yale University.

Philip A. Melton is a Senior Managing Director in the Affordable Housing Debt division of the Affordable Housing Group of CCG. Mr. Melton joined CCG in May 2011 to lead and expand the production efforts within the affordable housing lending platform. The CCG lending platform includes Fannie Mae, Freddie Mac, and FHA executions as well as affiliated executions for conduit and bridge lending for multifamily housing financing. Mr. Melton has more than 15 years of real estate lending experience, which includes commercial and multifamily assets involving construction, bridge, permanent loan, and tax-exempt bond financing. Prior to joining CCG, Mr. Melton served in leadership roles at Grandbridge Real Estate Capital, L.L.C. from 2003 to May 2011, including leading the Affordable Housing platform for over eight years and leading the FHA platform for the 17 months prior to his joining CCG. Prior to Grandbridge, Mr. Melton worked for a number of national lenders in the Affordable Housing market as well as working as an investment banker for a regional financial institution in the Southeast. Mr. Melton has been involved with over $1.5B in real estate financings in his career including taxable and tax-exempt financings. Mr. Melton graduated with a Bachelor of Science in Economics from the University of New Orleans.

Michael Riechman is a Senior Managing Director and head of the Affordable Housing Equity division at CCG. Mr. Riechman joined CCG in September 2011 and is based in Charlotte, North Carolina. He serves on the firm’s Executive Management team and has national responsibility for growing CCG’s affordable equity business. Mr. Riechman leads a team of 25 specialists throughout the United States who focus on acquisitions, dispositions, underwriting, and fund originations. CCG’s platform is recognized as an industry leader in the Affordable Housing arena. Mr. Riechman joined CCG from RBC Capital Markets in Charlotte, North Carolina where he spent eight years, most recently as Managing Director responsible for tax credit investments. At RBC Capital he was a member of the executive management team and served on the investment committee. There he led the tax credit investment group that included: originations and syndications, investments, pricing and structuring. Prior to RBC Capital, Mr. Riechman was at Fannie Mae in Washington, DC where he held several key positions in the American Communities Fund. Before Fannie Mae, Mr. Riechman was with the Reznick Group of Bethesda, Maryland and the Miller Valentine Group in Dayton, Ohio. Mr. Riechman earned a BBA in accounting from University of Cincinnati and an MBA from American University.

Katherine B. Schnur is a Senior Managing Director of CCG, and heads the Operations and Human Resources departments in the Corporate Group. Ms. Schnur has been with Centerline since 1988, joining one of its predecessor companies in the loan servicing department. At Centerline, Ms. Schnur has held the title of Senior Vice President in the Loan Administration, Closing, and Underwriting departments, in addition to serving as Chief Operating Officer and Managing Director of the mortgage banking division. Ms. Schnur has been an active member of the Mortgage Bankers Association of America, and was a select member of its inaugural class of “Future Leaders” in 1997. She also holds the SPHR accreditation in human resources. Ms. Schnur earned a Bachelor of Arts in Psychology and Economics from Lafayette College in Pennsylvania.

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Michael P. Larsen is the Chief Financial Officer of Centerline. Mr. Larsen is also the Treasurer and Director of Corporate Finance and Capital Markets of CCG. In this capacity, Mr. Larsen is responsible for all cash management operations, debt management, corporate capital raising, budgeting and management reporting. He also is responsible for coordinating new business development initiatives for Centerline LLC. Mr. Larsen serves as a managing director of Centerline LLC and is a member of Centerline LLC’s Affordable Housing Investment Committee. Prior to being named Treasurer in 2009, Mr. Larsen worked for five years in Centerline LLC’s Capital Markets and Corporate Finance groups. Mr. Larsen joined Centerline LLC in 2002 as a member of the Affordable Underwriting team where he was responsible for completing underwriting and real estate analysis for more than $800 million in low-income housing tax credit equity investments and affordable bond-financed multifamily assets. Prior to joining Centerline LLC, Mr. Larsen was an analyst within Arthur Andersen’s Real Estate Consulting and Structured Finance group, where he was responsible for underwriting and investment analysis of a wide range of commercial real estate assets and performed due diligence for structured asset backed securities. Mr. Larsen earned a Master of Business Administration from Columbia University and a B.A. in Economics and Urban Studies from The University of Pennsylvania.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our trustees, executive officers, or controlling persons has been: (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years; or (ii) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Citizenship of Our Directors and Executive Officers

All of our directors and executive officers are citizens of the United States.

Recent Transactions in Our Common Shares

Except as disclosed in the Disclosure Statement, in the last 60 days, there have been no transactions in our common shares by any of our officers, directors or subsidiaries and, to our knowledge, by any person controlling us or any of such person’s associates. For a discussion regarding our recent repurchase of certain of our Series A CRA Preferred Shares, see “—Agreements Involving Centerline’s Securities—Put Rights for Certain Holders of Series A CRA Preferred Shares.”

Certain Relationships and Related Transactions

Advisory and Servicing Agreements with Centerline Capital Group LLC

We and our subsidiaries operate our day-to-day activities utilizing the services and advice provided by our subsidiary, CCG, subject to the supervision and review of our Board and our subsidiaries’ boards of trustees (or directors), as applicable. Although our Board and our subsidiaries’ boards of trustees (or directors) have continuing exclusive authority over the respective entity’s management, affairs and disposition of assets, our Board and our subsidiaries’ boards of trustees (or directors), as applicable, have delegated to CCG the power and duty to perform all of the asset management and investment services required to run our day-to-day operations.

Under the Amended and Restated and Novation of Management Agreement, dated as of July 29, 2010, by and among CCG and Centerline Affordable Housing Advisors LLC (the “Amended and Restated Management Agreement”), CCG is entitled to receive reimbursement of all costs incurred by CCG in performing services for us plus an amount equal to a market-based percentage, as jointly determined from time to time by us and CCG. The Amended and Restated Management Agreement has a term of five years and may be terminated:

i.	with or without cause by CCG at any time, or

ii.	for cause by us at any time without penalty, and each upon 60 days’ prior written notice to the non-terminating party.

Under the Amended and Restated Management Agreement, CCG will operate solely our day-to-day activities and will work with and support the Island Advisor, subject to the supervision and review of our Board and our subsidiaries’ board of trustees (or directors), as applicable.

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Island Advisory Agreement

In connection with our 2010 restructuring, Centerline and CCG entered into an advisory agreement (the “Island Advisory Agreement”) with Island Centerline Manager LLC, an affiliate of C-III (the “Island Advisor”) and C3 Initial Assets LLC. The agreement provides for an initial five year term and, subject to a fairness review of advisory fees, for successive one year renewal terms. Pursuant to the agreement:

•	the Island Advisor provides strategic and general advisory services to us;

•	we paid the Island Advisor a one-time $5,000,000 for procedure review fees over a 12 month period from the date of the agreement for certain fund management review services;

•	we paid the Island Advisor a base management fees of $4,112,000 and $5,000,000 during 2010 and 2011, respectively, and $3.75 million during the nine months ended September 30, 2012; and

•	during the remaining term of the Island Advisory Agreement, we are obligated to pay the Island Advisor a $5.0 million annual base advisory fee and an annual incentive fee if certain EBITDA thresholds (as defined in the agreement) are met.

The agreement provides each party with various rights of termination, which in our case under certain circumstances would require the payment of a termination fee in an amount equal to three times the base and incentive fee earned during the previous year.

Board Observer Rights during Term of Advisory Agreement

Pursuant to an agreement entered into with C-III in connection with our 2010 restructuring, from March 6, 2010 until the termination of the Island Advisory Agreement, C-III has the right to designate a non-voting observer to attend each meeting of our Board (and the meetings of each of its committees).

Agreements Involving Centerline’s Securities

Option Granted by C-III to Related Special Assets LLC

In connection with our 2010 restructuring, C-III entered into and consummated a purchase and sale agreement, dated as of March 5, 2010 (the “Sale Agreement”), with Related Special Assets LLC, an affiliate of The Related Companies, L.P. (“RSA”), pursuant to which C-III purchased from RSA 5,226,513 of our Special Series A Shares (which converted into 78,397,695 common shares upon the amendment of our Trust Agreement on October 6, 2010, resulting in the conversion of each of our Special Series A Shares into 15 common shares (the “Series A Conversion”)). Pursuant to the Sale Agreement, C-III granted an option to RSA, which was set to expire on March 5, 2012, to purchase 25% of the 9,310,903 Special Series A Shares (which converted into 139,663,545 common shares upon the Series A Conversion) sold to C-III under the Sale Agreement and issued by Centerline to C-III under the Purchase Agreement (the “Option”) at the fair market value of the Special Series A Shares (or, subsequent to the Series A Conversion, the fair value of our common shares).

On November 4, 2011, C-III and RSA amended the Sale Agreement to reduce the number of common shares that can be purchased pursuant to the Option to 33,654,639 common shares and, on November 18, 2011, C-III and RSA amended the Sale Agreement to extend the expiration of the Option by one year to March 5, 2013.

Lock-Up Agreements

We have entered into four lock-up agreements with (collectively, the “Lock-Ups”) with the following shareholders (the “Existing Holders”):

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Lock-Up	Existing Holders/Parties to Lock-Ups	Date of Lock-Up

1. Bank of America Merrill Lynch Lock-Up	(a) Bank of America, N.A.	February 26, 2010

(b) Bank of America, N.A., as successor by merger to Merrill Lynch Bank & Trust Co., FSB

(c) FIA Card Services, N.A., as successor-by-merger to MBNA America Bank, N.A.

(d) Bank of America, N.A., as successor-by-merger to MBNA America (Delaware), N.A.

(e) Merrill Lynch Community Development Company, LLC

2. Natixis Lock-Up	Natixis Financial Products Inc.	March 5, 2010

3. Related Lock-Up	(a) Related Special Assets, LLC	March 5, 2010

(b) Related General II, L.P.

(c) Stephen M. Ross

(d) Jeff Blau

(e) Bruce Beal

4. Wells Fargo Lock-Up	(a) Wells Fargo Bank, N.A.	February 26, 2010

(b) Wells Fargo Community Development Corporation

The Lock-Ups terminate on March 5, 2013, except the Wells-Fargo Lock-Up, which terminates upon the earlier of March 5, 2013 or the date on which an “ownership change” within the meaning of Treasury Regulation § 1.382-2T first occurs (as applicable, the “Lock-Up Period”). Subject to certain limited exceptions, the Lock-Ups provide that the Existing Holders may not Transfer (as defined in the Lock-Ups) any of their equity interests in Centerline during the Lock-Up Period. Subject to certain limited exceptions, the Lock-Ups also provide that the Existing Holders may not acquire additional equity interests in Centerline during the Lock-Up Period. The purpose of the Lock-Ups is to prevent Centerline from experiencing an ownership change under the Internal Revenue Code that could limit or prevent certain of our subsidiaries from using net operating losses and certain other tax attributes for federal income tax purposes.

Letter Agreements with Most Favored Nation Provisions

In connection with the exchange of certain preferred securities by the Holders (defined below) in connection with our 2010 restructuring, Centerline has entered into Letter Agreements (the “Letter Agreements”) that include most favored nation provisions (the “Original MFN Provisions”) with certain former holders (each a “Holder” and collectively, the “Holders”) of Centerline’s:

•	formerly outstanding Convertible Community Reinvestment Act Preferred Shares (the “Original CRA Preferred Shares” and, together with the Series A CRA Preferred Shares, the “CRA Preferred Shares”);

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•	Series A CRA Preferred Shares;

•	formerly outstanding 4.4% Community Reinvestment Act Preferred Shares; and

•	formerly outstanding 11.0% cumulative convertible preferred shares (collectively, the “Then Existing Preferred Shares”).

The Holders are: (i) the entities that are party to the Bank of America Merrill Lynch Lock-Up as noted above; (ii) Wells Fargo Bank, N.A.; and (iii) Wells Fargo Community Development Corporation.

Pursuant to the Letter Agreements, we have agreed that during the applicable Lock-Up Period:

•	we may not issue additional (i) common shares, (ii) securities that have economic and voting rights equivalent to common shares or (iii) securities that are exercisable or exchangeable for, or convertible into, common shares or securities that have economic and voting rights equivalent to common shares, if any such issuance would cause the applicable Holder’s percentage ownership interest in the outstanding common shares of the Company (on a fully diluted, as exercised, exchanged and converted basis) to be less than a specified percentage (as set forth below) in the aggregate (such percentage ownership, the “Percentage Ownership”) (it is understood that the Percentage Ownership shall be calculated as if any securities that have economic and voting rights equivalent to our common shares and any securities that are exercisable or exchangeable for, or convertible into such securities were, in fact, common shares); and

•	in the event of any merger, consolidation, recapitalization, reorganization or reclassification involving Centerline or a sale of all or substantially all of our assets or other extraordinary transaction involving Centerline, each Holder will be treated fairly, equitably and no different than every other common equityholder, including any equitable adjustment to each Holder’s Percentage Ownership in Centerline (or any successor or acquiring or resulting company, whether in an asset sale, merger, triangular merger or otherwise) immediately after such transaction.

The specified Percentage Ownership for each of the Holders are: Wells Fargo Bank, N.A. (0.77%); Wells Fargo Community Development Corporation (6.12%); and the entities listed above as being parties to the Bank of America Merrill Lynch Lock-Up (collectively, 7.67%).

Centerline has agreed that it will provide to each Holder with copies of all side letters or similar agreements (the “Other Agreements”) with other holders of the Then Existing Preferred Shares and will extend to each Holder, at its request, benefits and accommodations (the “Additional Benefits”) no less favorable (the “MFN”) than those extended to any other holder of Then Existing Preferred Shares (the “Other Holders”), subject to certain limited exceptions.

On November 7, 2011, Centerline and M&T Bank entered into redemption agreement (the “M&T Redemption Agreement”), pursuant to which Centerline paid M&T Bank $401,662.95 in cash in connection with Centerline’s redemption of 267,809 Series A CRA Preferred Shares held by M&T Bank and the cancellation of the then outstanding put option held by M&T Bank. The M&T Redemption Agreement also contains an MFN provision with respect to extending to M&T Bank, at its request, Additional Benefits extended to any other former or current holder of the Series A CRA Preferred Shares. The Holders waived their right to Additional Benefits in connection with the M&T Redemption Agreement.

Put Rights for Certain Holders of Series A CRA Preferred Shares

As of September 30, 2012, we had 320,291 Series A CRA Preferred Shares outstanding, which were held by two separate entities (collectively, the “Series A Holders”). As of September 30, 2012, one Series A Holder (“Entity One”) held 214,247 Series A Preferred Shares (the “Entity One’s Shares”), and the other (“Entity Two”) held 106,044 Series A Preferred Shares (the Entity Two’s Shares”). In 2008, we entered into option agreements with the Series A Holders (the “Option Agreements”), which provide that, if we have not repurchased the Series A CRA Preferred Shares by January 1, 2012, the Series A Holders may require us to purchase their Series A CRA Preferred Shares for the original gross issuance price per share, which totaled approximately $6.0 million as of September 30, 2012. Entity One exercised its option to require us to purchase the Entity One’s Shares for an aggregate purchase price of approximately $4.0 million on January 4, 2012. Under the terms of the Option Agreement, we were required to purchase the Entity One’s Shares by January 10, 2012. Due to the terms of the Credit Agreement that restrict our ability to repurchase our securities, we did not purchase the Entity One Shares by January 10, 2012 and entered into discussions with Entity One in an effort to settle this obligation for an amount significantly less than $4.0 million. In early November 2012, Entity One commenced an arbitration, claiming that Centerline had breached its Option Agreement with Entity One. On December 21, 2012, we entered into a settlement agreement with Entity One, pursuant to which, among other things, we agreed to pay Entity One $1,183,650, inclusive of attorneys’ fees and arbitration costs, and Entity One agreed to the cancellation of the Entity One Shares and the termination of its Option Agreement.

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Entity Two exercised its right to require us to purchase the Entity Two’s Shares pursuant to its Option Agreement in June, 2012. Entity Two commenced an arbitration proceeding on November 14, 2012, seeking $2,000,000 pursuant to its Option Agreement, plus legal fees, interest and arbitration costs.

Due to the MFN agreements with certain former holders of our CRA Preferred Shares (the “Former CRA Holders”), the settlement of our obligations to Entity One and Entity Two may trigger payments to the Former CRA Holders that agreed to the redemption of their Convertible CRA Shares on terms less favorable than those that are provided to Entity One and Entity Two.

FINANCIAL AND OTHER INFORMATION

The following summary consolidated financial information was derived from, and should be read in conjunction with, our audited consolidated financial statements and notes thereto included in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2011 and from our unaudited consolidated financial statements and notes thereto included in Part I, Item 1 of the our Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2012, all of which are incorporated herein by reference.

Statements of Operations Data:	For the Nine Months Ended September 30, 2012 (in thousands)		For the Year Ended December 31, 2011 (in thousands)	For the Year Ended December 31, 2010 (in thousands)
Revenues		$184,284	$228,890	$219,157
Expenses		377,093	432,109	573,546
Loss before other (loss) income		(192,809)	(203,219)	(354,389)
Net loss from continuing operations		(467,682)	(488,099)	(693,937)
Net income from discontinued operations		—	253	161,278
Net loss		(467,682)	(487,846)	(532,659)
Net loss attributable to non-controlling interests		454,578	555,730	507,834
Net income (loss) attributable to Centerline Holding Company shareholders		$(13,104)	$67,884	$(24,825)
Net income per share
Basic
Income from continued operations		$0.04	$0.19	$0.72
Income from discontinued operations	$	N/A	$—	$0.24
Diluted
Income from continued operations		$0.04	$0.19	$0.72
Income from discontinued operations	$	N/A	$—	$0.24
Weighted average shares outstanding
Basic		$349,166	$349,038	$297,088
Diluted		$349,166	$349,038	$297,802

Balance Sheet Data:	As of September 30, 2012 (in thousands)	As of December 31, 2011 (in thousands)	As of December 31, 2010 (in thousands)
Assets	$4,296,279	$4,673,298	$5,005,758
Liabilities	$1,787,714	$1,791,387	$1,687,158
Redeemable Securities	—	6,000	12,462
Non-Controlling Interest	2,286,971	2,665,160	3,144,834

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	As of September 30, 2012	As of December 31, 2011	As of December 31, 2010
Fixed Charges:	68,710	94,291	89,791

Ratio of Earnings to Fixed Charges:
Deficiency Amount	(6.0)	(4.4)	(6.3)

Our net book value, defined as total assets less liabilities, non-controlling interest and intangible assets, as of September 30, 2012, was $206,877 or $0.59 per common share.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. We maintain a website at www.centerline.com. The information on our website is not, and you must not consider it to be, a part of this Disclosure Statement.

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